                                    EXHIBIT 1

                     CANADA MORTGAGE AND HOUSING CORPORATION

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On May 16, 2006 the noon buying rate in New York City payable in Canadian dollars ("$"), as reported by the Federal Reserve Bank of New York, was $1.1112 = 1 United States dollars ("U.S.$").

                     CANADA MORTGAGE AND HOUSING CORPORATION

                               GENERAL INFORMATION

AGENCY AND CROWN CORPORATION STATUS

     Canada Mortgage and Housing Corporation ("CMHC") is an agent of Her Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the "CMHC Act") and is a Crown corporation wholly-owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including use of commercial principles and practices for achieving public policy objectives. CMHC is accountable for its affairs to Parliament through the Cabinet Minister designated for CMHC.

     All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of Her Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC, or guaranteed as to timely payment of principal and interest, carries the full faith and credit of Canada and all such securities, or guarantees, constitute direct unconditional obligations of and by Canada. Payment of the principal of, and interest, if any, on securities issued by CMHC, and the guarantee of CMHC, as to timely payment of principal and interest, constitute a charge on and are payable out of the Consolidated Revenue Fund of Canada (the "CRF"). The CRF is the aggregate of all public monies, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public monies for and on behalf of Canada.

CANADA HOUSING TRUST (CHT)

     CHT was established in 2001 as an Issuer Trustee. CHT's functions are limited to the acquisition of interests in eligible housing loans such as National Housing Act Mortgage-Backed Securities, the purchase of highly-rated investments, certain related financial hedging activities and the issuance of Canada Mortgage Bonds. The Canada Mortgage Bonds are guaranteed by CMHC. The beneficiaries of the Trust, after payment of all obligations, are one or more charitable organizations.

     Effective January 1, 2005, CMHC adopted Accounting Guideline 15:
Consolidation of Variable Interest Entities (AcG-15), issued by the Canadian Institute of Chartered Accountants, which requires the consolidation of certain variable interest entities (VIEs) that are subject to control on a basis other than through ownership of a majority of voting interest.

     AcG-15 defines a variable interest entity as an entity that either does not have sufficient equity at risk to finance its activities without subordinated financial support or where the holders of the equity at risk lack the characteristics of a controlling financial interest. CHT is such a variable interest entity. AcG-15 requires the primary beneficiary to consolidate VIEs and considers an entity to be the primary beneficiary of a VIE if it is exposed to the majority of the expected losses or will receive the majority of the expected residual returns, or both. CMHC is considered the primary beneficiary of CHT. Therefore, for accounting purposes, CHT is consolidated with the financial statements of CMHC.

ROLE

     The principal role of CMHC is to carry out the provisions of the National Housing Act (the NHA). CMHC achieves its mandate through the following three corporate objectives:

1)   Help Canadians in need

     To help the significant number of Canadians who cannot afford adequate or suitable housing, as Canada's national housing agency, CMHC is committed to:

     -    help Canadians in need to access safe, affordable housing

     -    improve living conditions for Aboriginal Canadians

2) Facilitate access to more affordable, better quality housing for all Canadians

     Most Canadians are well housed thanks to the well-functioning Canadian housing system. In order to maintain this, CMHC is committed to:

     - ensure Canadians have access to mortgage insurance products and tools that meet their needs

     - enhance the supply of low cost funds for mortgage lending by expanding CMHC's securitization program

     - provide comprehensive, timely and relevant information to enable Canadian consumers as well as the housing sector to make informed decisions

3)   Ensure the Canadian housing system remains one of the best in the world

     Looking ahead, CMHC wants to ensure that the Canadian housing system remains one of the best in the world. In order to accomplish this, CMHC is committed to:

     -    ensure Canada's housing system remains one of the best in the world

     - support and promote Canada's world-class housing products, services and system internationally

     - ensure that CMHC remain a strong organization that is able to fulfill its mandate

OPERATIONS

CMHC's mandate and objectives are carried out through four broad activities:
Lending Activity, Insurance, Securitization, and Housing Programs.

Lending Activity

     CMHC makes loans and investments in housing programs under various provisions of the NHA, which are funded by borrowings from the capital markets and the Government of Canada. By providing loans at attractive interest rates, CMHC helps to lower the cost of social housing. A significant number of these loans and investments are supported with housing program subsidies.

Insurance

     To facilitate access to affordable housing finance options, CMHC provides mortgage loan insurance against borrower default on residential mortgages. This gives lenders the security for offering mortgages at the lowest possible rates. Borrowers benefit by being able to buy a home with as little as 5 per cent down.

Securitization

     CMHC guarantees the timely payment of principal and interest for investors in securities based on insured mortgages, thus increasing the supply of low-cost mortgage funds through secondary mortgage markets.

Housing Programs

     As Canada's national housing agency, CMHC ensures that federal housing subsidies address national housing objectives, including the renovation of the existing housing stock occupied by low income households. CMHC also supports Aboriginal housing needs through on-reserve assistance and capacity development. Through long-standing partnerships, the Corporation provides funding to support and renovate Canada's existing social housing stock, and funds new commitments under the Affordable Housing Program Agreements. CMHC also facilitates affordable housing creation through public-private partnerships.

     CMHC is the key Canadian source of reliable and objective information on national and regional housing issues and international housing markets. The Corporation undertakes research in core theme areas and promotes the uptake of research results through product development and dissemination, education and the provision of advice and information. CMHC's Market Analysis Centre supports the housing market by providing timely analysis and forecasts of economic, housing, and mortgage market trends and conditions.

     CMHC promotes exports and international business for Canada's housing industry by working to increase the recognition and acceptance of Canada's housing products, services and expertise in priority markets around the world. CMHC acts in a consulting capacity to assist other countries in the establishment of housing finance and other systems required to improve their housing sectors. The Corporation also receives foreign delegations interested in housing and represents Canada internationally on housing and human settlements issues.

HISTORY

     CMHC, the national housing agency of the Government of Canada, was established in 1946 to promote the construction of new houses, the repair and modernization of existing houses, and the improvement of housing and living conditions. CMHC advises the Government of Canada in housing and related matters and administers national housing policies and programs.

     CMHC began in 1946 as a provider of mortgage money, directly and indirectly. It helped borrowers with limited means obtain housing finance at more favourable terms and conditions. Beneficiaries included buyers of modest homes and providers of low-income housing.

     In 1954, CMHC introduced insured mortgage financing, which brought banks and other financial institutions into the mortgage market. Currently, in Canada mortgage loan insurance provided by CMHC or by the private sector is mandatory for most lenders if the ratio of loan to lending value is over 75 per cent. CMHC-insured financing is now a key element in Canada's system of housing finance. It ensures that borrowers everywhere have access to mortgages with low downpayment requirements and competitive interest rates.

     The need to house the post-war baby boom generation in the 1960s and 1970s brought CMHC into several new areas. In collaboration with the provinces, the municipal sector and non-profit organizations, CMHC was behind the creation of a stock of social housing. CMHC also invested in housing rehabilitation, inner-city revitalization, urban land assembly, community infrastructure and energy efficient housing. A sizeable amount of resources was devoted to assisting first time buyers and assisting the industry to produce affordable rental housing.

     Increased collaboration with the provinces and increased targeting of assistance began in the mid-1980s. Today, CMHC partners with Canada's Provinces and Territories in helping those who are most in need. In 1992, CMHC began direct financing and refinancing of social housing projects previously financed by the private sector. CMHC raises funds in the capital markets at rates commensurate with its Crown corporation status for social housing loans at break-even rates, thereby reducing the cost of housing assistance. CMHC also facilitates production of affordable housing without ongoing subsidies through public-private housing partnerships.

     Mortgage securitization was introduced by CMHC in 1987 and involves CMHC's guarantee of timely payment of principal of and interest on securities issued on the basis of housing loans. Currently these securities include NHA Mortgage-Backed Securities (NHA MBS) issued by financial institutions in Canada and Canada Mortgage Bonds issued by CHT. The Canada Mortgage Bonds Program was launched in 2001. Both of these programs provide alternative funding mechanisms for residential mortgages.

     CHT was established in 2001 as an Issuer Trustee. The beneficiaries of the Trust, after payment of all obligations, are one or more designated charitable organizations. The Trust's activities are limited to the acquisition of interests in Eligible Housing Loans such as NHA MBS, the purchase of highly rated investments, certain related financial hedging activities, and the issuance of Canada Mortgage Bonds.

     CMHC's current priorities include stimulating affordable housing supply and preserving the existing housing stock. CMHC now uses its commercial flexibility and tools in mortgage insurance and securitization to further housing affordability and choices and to increase competition and efficiency in the housing finance system.

     CMHC promotes good housing and living conditions and supports the housing sector by being a major source of reliable and objective housing information. CMHC's activities in research, market analysis, and information dissemination cover the technical, economic and social aspects of housing. In collaboration with partners from the public, private and volunteer sectors, CMHC identifies priority issues, causes the work to be undertaken, and ensures that the results are widely shared.

     CMHC's national office is located at 700 Montreal Road, Ottawa, Ontario, K1A 0P7 (telephone: 613-748-2000). During 2005, CMHC consumed 1,804 staff years at its national office in Ottawa and its five regional business centres and several local offices across the country.

                       FINANCIAL HIGHLIGHTS OF OPERATIONS

     Financial highlights for CMHC's main activities and CHT are provided below.

LENDING ACTIVITY

     Total loans and investments in housing programs at December 31, 2005 were $13.2 billion.

     As at December 31, 2005, CMHC direct borrowings (i.e. borrowings not related to CHT) from the Government of Canada amounted to $4.9 billion and CMHC direct borrowings from the capital markets amounted to $9.5 billion.

INSURANCE

     Total loan insurance in force as at December 31, 2005 was approximately $274 billion. Revenues from premiums and fees increased by $80 million to $1,175 million in 2005. Net claims expense was $68 million higher in 2005 than 2004.

SECURITIZATION

     As at December 31, 2005, there were approximately $104 billion of guarantees in force of which $31 billion was attributable to guarantees related to NHA MBS and $73 billion related to Canada Mortgage Bonds. Revenues from guarantee and application fees increased by $9 million to $49 million in 2005.

HOUSING PROGRAMS

     The Government of Canada reimburses CMHC for payments made under the federal government's assisted housing programs and payments made in support of research and information transfer and international activities. The Government also reimburses CMHC for operating expenses related to housing programs. Payments in 2005 were $2.0 billion.

CHT:

Total Investment in NHA-Mortgage Backed Securities at December 31, 2005 was $63.9 billion ($51.4 billion in 2004).

As at December 31, 2005, CHT had $72.5 billion of Canada Mortgage Bonds outstanding ($451 million of which were eliminated on consolidation).

                        CONTROLS AND FINANCING AUTHORITY

BOARD OF DIRECTORS

     CMHC's Board of Directors is responsible for managing the affairs of CMHC and the conduct of its business.

     There are four Board Committees: the Corporate Governance Committee, the Audit Committee, the Human Resources Committee and the Nominating Committee. The Board of Directors and Principal Officers of CMHC are listed following this narrative.

LEGISLATION

     CMHC's authorities, roles and responsibilities are defined in the Canada Mortgage and Housing Corporation Act ("CMHC Act"), the National Housing Act ("NHA"), and the Financial Administration Act ("FAA").

CANADA MORTGAGE AND HOUSING CORPORATION ACT

     CMHC is incorporated pursuant to the CMHC Act. The CMHC Act establishes CMHC as an agent of Her Majesty in right of Canada. The CMHC Act delineates the constitution as well as the general powers of CMHC. These provisions set forth the requirements for the appointment of CMHC's Board of Directors and officers as well as the roles of the Board and the President. The borrowing powers of CMHC, as well as the statutory limits on CMHC's borrowing in the capital markets, are also set forth in the CMHC Act. CMHC's borrowing limits may also be increased through an Act of Parliament.

NATIONAL HOUSING ACT

     CMHC was established to carry out the provisions of the NHA. CMHC's mandate as described in the NHA is to promote: housing construction, repair and modernization; housing affordability and choice; improvements to overall living conditions; the availability of low-cost financing; and the national well-being of the housing sector.

FINANCIAL ADMINISTRATION ACT

     The basic system of financial and budgetary controls for federal government departments and Crown corporations is established under the FAA. CMHC is governed by the CMHC Act and by general provisions of the FAA in respect of management, books of account, records, auditing and reporting. Under the FAA, the Governor-in-Council may give directives to Crown corporations when it is in the public interest to do so, with such directives being implemented promptly and efficiently.

     Under the FAA, CMHC must annually submit a five-year corporate plan (the "Corporate Plan") to the Minister Responsible for CMHC, (currently, the Minister of Human Resources and Social Development) for approval by the Governor-in-Council. Following approval, a summary is tabled in Parliament by the Minister Responsible for CMHC, after which time the summary becomes a public document. The Corporate Plan sets forth information according to the activities of CMHC for the next five years and includes annual Operating and Capital Budgets for the financial operations of CMHC.

     The FAA also requires that CMHC's annual financial statements be prepared in accordance with generally accepted accounting principles in Canada and that an annual auditors' report be prepared in respect of CMHC's financial statements. The auditors' report is addressed to the Minister Responsible for CMHC, through whom CMHC is ultimately accountable to Parliament. An annual report on CMHC's operations for the past year, including the annual financial statements and auditors' report, must be submitted to the Minister Responsible for CMHC for presentation to Parliament.

                      CONSOLIDATED INDEBTEDNESS AND EQUITY

     The following table shows the indebtedness and equity of CMHC's business as at December 31, 2005.

                                                    (in millions of dollars)
                                                    ------------------------
Short-term indebtedness (1):
   Government of Canada .........................            $     0
   Capital Market ...............................              1,701
                                                             -------
                                                               1,701
Current portion of long-term indebtedness (2):
   Government of Canada .........................                198
   Capital Market ...............................              1,452
   Canada Mortgage Bonds ........................              2,200
                                                             -------
                                                               3,850
Long-term indebtedness(2):
   Government of Canada .........................              4,701
   Capital Market ...............................              6,314
   Canada Mortgage Bonds ........................             69,875
                                                             -------
                                                              80,890
Equity of Canada
   Capital Authorized and Fully Paid ............                 25
   Retained Earnings (3) ........................              4,403
                                                             -------
                                                               4,428
                                                             -------
Total ...........................................            $90,869
                                                             =======

1. At December 31, 2005, CMHC had $450 million in unused, uncommitted lines of credit. CMHC also had $100 million of overnight overdraft facility with its banker that had not been drawn.

2. Long-term indebtedness to Government of Canada, due 2006-2038, bears fixed interest rates from 3.50 per cent to 17.96 per cent, with a weighted average interest rate of 9.08 per cent.

     Capital market long-term borrowings of $7.7 billion due 2006-2015 include bonds and notes that were issued at fixed coupon rates of 2.75 per cent to
     6.00 per cent with a weighted average coupon rate of 4.27 per cent. Floating rate notes represent $400 million of the long-term borrowings.

     Canada Mortgage Bonds of $68.2 billion due 2006-2011 were issued at fixed semi-annual coupon rates of 3.55 percent to 5.527 percent with a weighted average coupon rate of 4.228 percent. Canada Mortgage Bonds of $3.9 billion were issued with floating interest quarterly coupon.

3. Of the total retained earnings, $854 million is unappropriated, $3,406 million is appropriated for Capitalization and $143 million relates to the Reserve Fund. The Reserve Fund is limited to $175 million.

          CANADA MORTGAGE AND HOUSING CORPORATION FINANCIAL HIGHLIGHTS

     The following information has been derived from the Consolidated Financial Statements of CMHC. Management has presented the Financial Statements in accordance with generally accepted accounting principles in Canada. These principles may differ in some respects from generally accepted accounting principles in the United States. The following information should be read in conjunction with the Financial Statements and the Notes to the Financial Statements included elsewhere herein.

     The following financial review provides a historical summary of the financial results for 2001 through 2005. Effective January 1, 2005, CMHC adopted Accounting Guideline 15: Consolidation of Variable Interest Entities (AcG-15). This change in accounting policy has been applied retroactively and prior years' figures have been restated.

CONSOLIDATED BALANCE SHEET
As at 31 December

(in millions of dollars)                         2005     2004     2003     2002     2001
                                               -------   ------   ------   ------   ------
ASSETS
Investment in NHA Mortgage-Backed Securities    63,931   51,373   33,904   17,774    4,677
Loans and Investments in Housing Programs       13,170   13,669   14,075   14,586   15,239
Investments in Securities                       11,242    8,637    6,865    5,437    4,412
Cash and Cash Equivalents                        6,975    5,264    3,896    1,590    1,696
Securities Purchased Under Resale Agreements     4,040      576      314    1,205    1,466
Accrued Interest Receivable                        999      829      388      371      427
Accounts Receivable and Other Assets               233      179      146      178      287
Due from the Government of Canada                  212      203      147      106       18
Future Income Tax Assets                           143      111      100       77      103
Inventory of Real Estate                            74       87       90      106      140
Derivative-Related Amounts                          74       80       --       --       --
                                               -------   ------   ------   ------   ------
                                               101,093   81,008   59,925   41,430   28,465
                                               -------   ------   ------   ------   ------
LIABILITIES
Canada Mortgage Bonds                           72,075   53,834   34,661   17,758    4,616
Borrowings from the Capital Markets              9,467    9,207   10,193   10,147   10,986
Borrowings from the Government of Canada         4,899    5,045    5,232    5,474    5,692
Unearned Premiums and Fees                       4,694    4,355    3,965    3,649    3,141
Securities Sold Under Repurchase Agreements      3,044    2,976    1,554    1,116    1,240
Accounts Payable and Other Liabilities             960      870      709      427      342
Accrued Interest Payable                           922      629      511      357      260
Provision for Claims                               479      507      622      620      695
Securities Sold But Not Yet Purchased              111      121        2       73      228
Derivative-Related Amounts                          14       38       --       --       --
                                               -------   ------   ------   ------   ------
                                                96,665   77,582   57,449   39,621   27,200
                                               -------   ------   ------   ------   ------
EQUITY OF CANADA
Capital Authorized and Fully Paid                   25       25       25       25       25
Retained Earnings                                4,403    3,401    2,451    1,784    1,240
                                               -------   ------   ------   ------   ------
                                                 4,428    3,426    2,476    1,809    1,265
                                               -------   ------   ------   ------   ------
                                               101,093   81,008   59,925   41,430   28,465
                                               =======   ======   ======   ======   ======

CONSOLIDATED INCOME STATEMENT
Year Ended 31 December

(in millions of dollars)                      2005    2004    2003    2002    2001
                                             -----   -----   -----   -----   -----
REVENUES
Income from NHA Mortgage-Backed Securities   2,458   1,838   1,095     522      87
Premiums and Fees                            1,224   1,135     947     822     745
Interest Earned on Loans and Investments
   in Housing Programs                         864     969   1,024   1,065   1,133
Investment Income                              654     479     402     322     327
Other Income                                    58      32      26      -6     -43
                                             -----   -----   -----   -----   -----
                                             5,258   4,453   3,494   2,725   2,249
                                             -----   -----   -----   -----   -----
Parliamentary Appropriations for:
   Housing Programs                          1,973   2,006   1,972   1,828   1,789
   Operating Expenses                          103     101      97      81      68
                                             -----   -----   -----   -----   -----
                                             2,076   2,107   2,069   1,909   1,857
                                             -----   -----   -----   -----   -----
                                             7,334   6,560   5,563   4,634   4,106
                                             -----   -----   -----   -----   -----
EXPENSES
Housing Program Expenses                     1,973   2,006   1,972   1,828   1,789
Interest Expense                             3,475   2,799   2,102   1,555   1,205
Operating Expenses                             303     305     294     257     214
Net Claims                                     119      51     188     139     335
                                             -----   -----   -----   -----   -----
                                             5,870   5,161   4,556   3,779   3,543
                                             -----   -----   -----   -----   -----
Income before Income Taxes                   1,464   1,399   1,007     855     563
                                             -----   -----   -----   -----   -----
Income Taxes
   Current                                     493     460     383     284     185
   Future                                      (31)    (11)    (43)     26      34
                                             -----   -----   -----   -----   -----
                                               462     449     340     310     219
                                             -----   -----   -----   -----   -----
NET INCOME                                   1,002     950     667     545     344
                                             =====   =====   =====   =====   =====

                                     FUNDING

AUTHORITY TO BORROW

     CMHC had, until 1993, borrowed funds from the Consolidated Revenue Fund
(CRF) for all of its business purposes. The CMHC Act requires that these borrowings be made in accordance with the terms and conditions approved by the Governor-in-Council.

     CMHC's current CRF borrowing agreement with the Government of Canada was approved by Order-in-Council P.C. 1991-295 on February 14, 1991. CMHC now assumes the interest rate risk which was previously borne by the CRF. Order-in-Council P.C. 1991-295 discontinued CMHC's right of prepayment on such borrowings without penalty. The effect of such discontinuation is discussed more fully in Note 14 of the Notes to Financial Statements included elsewhere herein. Since December 1993, CMHC has not borrowed from the CRF. CMHC may, with the approval of the Minister of Finance, borrow money in the capital markets, including issuing and selling bonds, debentures, notes and other evidences of indebtedness. The FAA requires all borrowing to be consistent with the current Corporate Plan.

     CMHC borrows in the capital markets to satisfy the borrowing requirements associated with the financing of social housing mortgages. CMHC borrows money in the capital markets at rates of interest reflecting its Crown corporation status and finances these social housing loans at break-even rates in order to reduce the cost of social housing assistance.

BORROWING LIMITS

     The CMHC Act sets statutory limits on borrowings by CMHC, which does not apply to borrowings of CHT, in the capital markets. CMHC's capital markets borrowing ceiling is $20 billion. In addition, the maximum principal amount of capital markets borrowings outstanding at any time may not exceed the amount outlined in CMHC's Corporate Plan and the amount approved by the Minister of Finance. The balance outstanding owed on capital markets borrowings as at December 31, 2005 was $9.5 billion.

     The borrowing program, to date, has included Canadian dollar offerings in the domestic, Euro, and global markets, U.S. dollar offerings in the Euro and global markets, and the issuance of notes through a domestic and a Euro Medium Term Note program. In addition, CMHC borrows through a commercial paper program in the Canadian capital markets and has established uncommitted lines of credit with several chartered banks.

AUTHORITY TO GUARANTEE

     CMHC, as agent for Her Majesty in right of Canada is authorised to guarantee the timely payment of all principal and interest on Canada Mortgage Bonds issued by CHT pursuant to the powers given to it in sections 4 and 14 of the NHA which expressly provide that "Every right or obligation acquired or incurred by the Corporation under this Act, whether in its name or in the name of Her Majesty, is a right or obligation of Her Majesty" (section 4), and "The Corporation may guarantee payment of any or all principal or interest, or both, in respect of securities issued on the basis of housing loans" (section 14).

GUARANTEE LIMITS

     The NHA as supplemented by subsection 4(1) of the Appropriation Act No. 4, 1998-99 and the schedules to Appropriation Act No. 4, 1998-99 and Appropriation Act No. 4, 2003-04, set limits to the guarantee that can be issued by CMHC. CMHC's guarantee limit is $300 billion. Total principal obligations to investors guaranteed as of December 31, 2005 were $104 billion, which include $73 billion guaranteed under the Canada Mortgage Bond program and $31 billion guaranteed under CMHC's mortgage back securities program.

DEBT RECORD

     CMHC has always paid promptly, when due, the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

CASH MANAGEMENT AND INVESTMENT ACTIVITIES

     Cash balances are maintained in interest bearing bank deposits. Cash surpluses are invested in short-term marketable securities, such as high grade bankers' acceptances, commercial paper and Canada treasury bills. Other investment activities relate primarily to Insurance and Securitization, with investments in investment-grade money market and fixed income securities and equities. As at December 31, 2005, cash and cash equivalents and investments in securities totaled $18.2 billion. Investments in securities include money market and fixed income securities and equities.

                    BOARD OF DIRECTORS AND PRINCIPAL OFFICERS

BOARD OF DIRECTORS                          PRINCIPAL OFFICERS
(As at December 31, 2005)                   (As at December 31, 2005)

DINO CHIESA                                 KAREN KINSLEY, CA
Chairperson of the Board                    President and Chief Executive
                                            Officer

KAREN KINSLEY, CA                           SHARON MATTHEWS
Ottawa, Ontario                             Vice-President,
President and Chief Executive Officer       Insurance
Canada Mortgage and Housing Corporation
                                            PIERRE SERRE, CA
HAROLD CALLA, CGA, CAFM                     Vice-President,
North Vancouver, British Columbia           Finance and Chief Financial Officer
Chair-Economic Development/
Land Management, Treaty Committee member,   MEL SKINNER
and Chair of the Finance Sub-committee      Vice-President,
Squamish Nation                             Human Resources

CATHERINE C. CRONIN, CA                     BILL SMITH
Winnipeg, Manitoba                          Vice-President,
Chartered Accountant                        Assisted Housing

ROBERTA HAYES                               BERTA ZACCARDI
Moncton, New Brunswick                      Vice-President
Co-owner, Manager HomeLife Hayes Realty     Corporate Services

HUGH HERON                                  DOUGLAS A. STEWART
Schomberg, Ontario,                         Vice-President,
Principal and Partner, Heron Group of       Policy and Planning
Companies and President of Heron Homes
Corporation                                 PIERRE DAVID
                                            Executive Director,
SOPHIE JONCAS, CA                           CMHC International
Saint- Hubert, Quebec
Administrator Production Quarters           ANTHEA ENGLISH
                                            Executive Director,
GARY MOONEY                                 Securitization and Treasury
Mississauga, Ontario
President and Chief Operating Officer       GILLES PROULX
of Fidelity National Financial              Executive Director,
                                            Risk Management and Investments
LOUIS RANGER
Ottawa, Ontario                             JOSEPH CHOI
Deputy Minister, Transport, Infrastrucure   Director,
and Communities                             Audit and Evaluation Services

ALEXANDER WERZBERGER                        CHARLES D. CHENARD
Outremont, Quebec                           General Manager
President of Traklin Groups                 Quebec Region

                                            PRINCIPAL OFFICERS  CONT'D

                                            PETER FRIEDMANN
                                            General Manager
                                            Ontario Region

                                            TREVOR GLOYN
                                            General Manager
                                            Prairies and Territories Region

                                            CAROLYN KAVANAGH
                                            General Manager
                                            Atlantic Region

                                            NELSON MERIZZI
                                            General Manager
                                            British Columbia Region

                                            LUC FOURNIER
                                            Corporate Secretary

               MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

YEAR ENDED 31 DECEMBER 2005

CMHC management is responsible for the integrity and objectivity of the consolidated financial statements and related financial information presented in this annual report. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, and, consequently, include amounts which are based on the best estimates and judgement of management. The financial information contained elsewhere in this annual report is consistent with that in the consolidated financial statements.

In carrying out its responsibilities, management maintains appropriate financial systems and related internal controls and controls as guarantor of Canada Housing Trust to provide reasonable assurance that financial information is reliable, assets are safeguarded, transactions are properly authorized and are in accordance with the relevant legislation and by-laws of the Corporation, resources are managed efficiently and economically, and operations are carried out effectively. The system of internal controls is supported by internal audit, which conducts periodic audits of different aspects of the operations.

The Board of Directors, acting through the Audit Committee whose members are not officers of the Corporation, oversees management's responsibilities for financial reporting and internal control systems and controls as guarantor of Canada Housing Trust. The Board of Directors, upon the recommendation of the Audit Committee, has approved the consolidated financial statements.

Raymond Chabot Grant Thornton LLP, and Sheila Fraser, FCA, Auditor General of Canada, have audited the consolidated financial statements. The independent auditors have full access to, and meet periodically with, the Audit Committee to discuss their audit and related matters.


/s/ Karen Kinsley                       /s/ Pierre Serre
-------------------------------------   ----------------------------------------
Karen Kinsley                           Pierre Serre
President and Chief Executive Officer   Vice-President, Finance and Chief
                                        Financial Officer

17 March 2006

AUDITOR GENERAL OF CANADA                         RAYMOND CHABOT GRANT THORNTON
VERIFICATRICE GENERALE DU CANADA

                                AUDITORS' REPORT

To the Minister of Human Resources and Social Development

We have audited the consolidated balance sheet of the Canada Mortgage and Housing Corporation as at 31 December 2005 and the consolidated statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at 31 December 2005 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by the Financial Administration Act, we report that, in our opinion, these principles have been applied, after giving retroactive effect to the change in the method of accounting for the Canada Housing Trust as explained in
Note 3 to the financial statements, on a basis consistent with that of the preceding year.

Further, in our opinion, the transactions of the Corporation that have come to our notice during our audit of the consolidated financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Canada Mortgage and Housing Corporation Act, the National Housing Act and the by-laws of the Corporation.


/s/ Sheila Fraser                       /s/ Raymond Chabot Grant Thornton, LLP
-------------------------------------   --------------------------------------
Sheila Fraser, FCA                      Raymond Chabot Grant Thornton, LLP
Auditor General of Canada               Chartered Accountants

Ottawa, Canada                          Montreal, Canada
17 March 2006

                     CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEET
As at 31 December

                                                      Consolidated           CMHC              CHT
                                                    ----------------   ---------------   ---------------
(in millions of dollars)                    Notes     2005     2004     2005     2004     2005     2004
                                            -----   -------   ------   ------   ------   ------   ------
ASSETS
Investment in NHA Mortgage-Backed
   Securities                                  5     63,931   51,373       --       --   63,931   51,373
Loans and Investments in Housing Programs      4     13,170   13,669   13,170   13,669       --       --
Investments                                    5     11,242    8,637   10,021    8,594    1,672      677
Cash and Cash Equivalents                             6,975    5,264    3,967    2,841    3,008    2,423
Securities Purchased Under Resale
   Agreements                                         4,040      576      112      576    3,928       --
Accrued Interest Receivable                             999      829      336      332      669      502
Accounts Receivable and Other Assets                    233      179      233      179       --       --
Due from the Government of Canada                       212      203      212      203       --       --
Future Income Tax Assets                       6        143      111      143      111       --       --
Inventory of Real Estate                                 74       87       74       87       --       --
Derivative-Related Amounts                               74       80       74       80       --       --
                                                    -------   ------   ------   ------   ------   ------
                                                    101,093   81,008   28,342   26,672   73,208   54,975
                                                    -------   ------   ------   ------   ------   ------
LIABILITIES
Canada Mortgage Bonds                          7     72,075   53,834       --       --   72,526   54,468
Borrowings from the Capital Markets            7      9,467    9,207    9,467    9,207       --       --
Borrowings from the Government of Canada       7      4,899    5,045    4,899    5,045       --       --
Unearned Premiums and Fees                            4,694    4,355    4,694    4,355       --       --
Securities Sold Under Repurchase
   Agreements                                         3,044    2,976    3,044    2,976       --       --
Accounts Payable and Other Liabilities         9        960      870      959      869        1        1
Accrued Interest Payable                                922      629      247      128      681      506
Provision for Claims                           8        479      507      479      507       --       --
Securities Sold But Not Yet Purchased                   111      121      111      121       --       --
Derivative-Related Amounts                               14       38       14       38       --       --
                                                    -------   ------   ------   ------   ------   ------
                                                     96,665   77,582   23,914   23,246   73,208   54,975
                                                    -------   ------   ------   ------   ------   ------
Commitments and Contingent Liabilities        20
EQUITY OF CANADA
Capital Authorized and Fully Paid                        25       25       25       25       --       --
Retained Earnings                             11      4,403    3,401    4,403    3,401       --       --
                                                    -------   ------   ------   ------   ------   ------
                                                      4,428    3,426    4,428    3,426       --       --
                                                    -------   ------   ------   ------   ------   ------
                                                    101,093   81,008   28,342   26,672   73,208   54,975
                                                    =======   ======   ======   ======   ======   ======

See accompanying notes to the consolidated financial statements.

Approved by the Board of Directors:


/s/ Dino Chiesa                         /s/ Sophie Joncas
-------------------------------------   ----------------------------------------
Dino Chiesa                             Sophie Joncas
Chair, Board of Directors               Chair, Audit Committee

CONSOLIDATED INCOME STATEMENT
Year ended 31 December

                                          Consolidated                CMHC                    CHT
                                     ---------------------   ---------------------   ---------------------
(in millions of dollars)     Notes    2005    2004    2003    2005    2004    2003    2005    2004    2003
                             -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
REVENUES
Income from NHA
Mortgage-Backed Securities           2,458   1,838   1,095      --      --      --   2,458   1,838   1,095
Premiums and Fees                8   1,224   1,135     947   1,224   1,135     947      --      --      --
Interest Earned on Loans
   and Investments in
   Housing Programs             19     864     969   1,024     864     969   1,024      --      --      --
Investment Income                      654     479     402     529     450     390     144      52      25
Other Income                            58      32      26      24      (7)     (9)     73      80      72
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
                                     5,258   4,453   3,494   2,641   2,547   2,352   2,675   1,970   1,192
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
Parliamentary                12,19
Appropriations for:
   Housing Programs                  1,973   2,006   1,972   1,973   2,006   1,972      --      --      --
   Operating Expenses                  103     101      97     103     101      97      --      --      --
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
                                     2,076   2,107   2,069   2,076   2,107   2,069      --      --      --
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
                                     7,334   6,560   5,563   4,717   4,654   4,421   2,675   1,970   1,192
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
EXPENSES
Housing Programs             12,19   1,973   2,006   1,972   1,973   2,006   1,972      --      --      --
Interest Expense                 7   3,475   2,799   2,102     898     937     999   2,596   1,885   1,116
Operating Expenses                     303     305     294     263     261     255      79      85      76
Net Claims                             119      51     188     119      51     188      --      --      --
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
                                     5,870   5,161   4,556   3,253   3,255   3,414   2,675   1,970   1,192
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
INCOME BEFORE
INCOME TAXES                         1,464   1,399   1,007   1,464   1,399   1,007      --      --      --
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
INCOME TAXES                     6
Current                                493     460     383     493     460     383      --      --      --
Future                                 (31)    (11)    (43)    (31)    (11)    (43)     --      --      --
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
                                       462     449     340     462     449     340      --      --      --
                                     -----   -----   -----   -----   -----   -----   -----   -----   -----
NET INCOME                           1,002     950     667   1,002     950     667      --      --      --
                                     =====   =====   =====   =====   =====   =====   =====   =====   =====

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS (NOTE 11)

                                    Unappropriated    Earnings Set Aside
(in millions of dollars)          Retained Earnings   for Capitalization   Reserve for Lending   Total
                                  -----------------   ------------------   -------------------   -----
Balance 31 December 2002                 348                 1,380                  56           1,784
   Net Income                            632                    --                  35             667
   Set Aside for Capitalization         (857)                  857                  --              --
                                        ----                 -----                 ---           -----
Balance 31 December 2003                 123                 2,237                  91           2,451
   Net Income                            907                    --                  43             950
   Set Aside for Capitalization         (875)                  875                  --              --
                                        ----                 -----                 ---           -----
Balance 31 December 2004                 155                 3,112                 134           3,401
   Net Income                            993                    --                   9           1,002
   Set Aside for Capitalization         (294)                  294                  --              --
                                        ----                 -----                 ---           -----
BALANCE 31 DECEMBER 2005                 854                 3,406                 143           4,403
                                        ====                 =====                 ===           =====

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
Year ended 31 December

                                                Consolidated                     CMHC                         CHT
                                        ---------------------------   -------------------------   ---------------------------
(in millions of dollars)                  2005      2004      2003      2005     2004     2003      2005      2004      2003
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
CASH FLOWS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net Income                                1,002       950       667     1,002      950      667        --        --        --
Items Not Affecting Cash or Cash
   Equivalents
      Amortization of Premiums and
         Discounts                          (30)      (14)       (2)       32       12       23       (62)      (26)      (25)
      Future Income Taxes                   (31)      (11)      (43)      (31)     (11)     (43)       --        --        --
      Market Value Adjustment for
         Equities                           (57)      (32)       (5)      (57)     (32)      (5)       --        --        --
      Gain on Sale of Investments
Net Change in Non-cash Operating            (54)      (53)      (46)      (54)     (53)     (46)       --        --        --
   Assets and Liabilities                   364       132       382       356      129      382         8         3        --
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
                                          1,194       972       953     1,248      995      978       (54)      (23)      (25)
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
CASH FLOWS PROVIDED BY (USED IN)
INVESTING ACTIVITIES
Investment NHA Mortgage-Backed
   Securities
      Repayments                         15,406     9,485     5,624        --       --       --    15,406     9,485     5,624
      Purchases                         (27,901)  (27,237)  (21,588)       --       --       --   (27,901)  (27,237)  (21,588)
Loans and Investments in Housing
   Programs
      Repayments                            706       673       715       706      673      715        --        --        --
      Disbursements                        (211)     (267)     (204)     (211)    (267)    (204)       --        --        --
Investments
      Sales and Maturities               12,124     8,273     8,252    12,076    8,106    8,252        48       167        --
      Purchases                         (13,771)   (9,459)   (9,766)  (13,309)  (9,355)  (9,778)   (1,041)     (584)     (237)
Change in Securities Purchased
   Under Resale Agreements               (3,464)     (262)      891       464     (262)     891    (3,928)       --        --
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
                                        (17,111)  (18,794)  (16,076)     (274)  (1,105)    (124)  (17,416)  (18,169)  (16,201)
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
CASH FLOWS PROVIDED BY (USED IN)
FINANCING ACTIVITIES
Issuance of Canada Mortgage Bonds        17,476    18,890    16,904        --       --       --    18,055    19,370    17,153
Medium-term Borrowings from the
   Capital Markets
      Issuances                           2,161       850     2,290     2,161      850    2,290        --        --        --
      Repayments                         (2,336)   (2,350)   (1,890)   (2,336)  (2,350)  (1,890)       --        --        --
Change in Short-term Borrowings
   from the Capital Markets                 415       612      (166)      415      612     (166)       --        --        --
Repayment of Borrowings from
   the Government of Canada                (146)     (187)     (242)     (146)    (187)    (242)       --        --        --
Change in Securities Sold Under
   Repurchase Agreements                     68     1,422       438        68    1,422      438        --        --        --
Change in Securities Sold But Not Yet
   Purchased                                (10)      119       (71)      (10)     119      (71)       --        --        --
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
                                         17,628    19,356    17,263       152      466      359    18,055    19,370    17,153
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
Increase in Cash and Cash Equivalents     1,711     1,534     2,140     1,126      356    1,213       585     1,178       927

CASH AND CASH EQUIVALENTS
Beginning of year                         5,264     3,730     1,590     2,841    2,485    1,272     2,423     1,245       318
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
End of year                               6,975     5,264     3,730     3,967    2,841    2,485     3,008     2,423     1,245
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
REPRESENTED BY:
Cash                                         (7)        4         6        (7)       4        6        --        --        --
Cash Equivalents                          6,982     5,260     3,724     3,974    2,837    2,479     3,008     2,423     1,245
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
                                          6,975     5,264     3,730     3,967    2,841    2,485     3,008     2,423     1,245
                                        -------   -------   -------   -------   ------   ------   -------   -------   -------
SUPPLEMENTARY DISCLOSURE OF CASH FLOW
INFORMATION
Amount of Interest Paid During the
   Year                                   3,166     2,641     1,951       771      960      989     2,418     1,702       974
Amount of Income Taxes Paid During
   the Year                                 494       476       390       494      476      390        --        --        --

See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended 31 December 2005

1.   CORPORATE MANDATE

     These consolidated financial statements include the accounts of Canada Mortgage and Housing Corporation (CMHC) and Canada Housing Trust (CHT) a variable interest entity.

     The Corporation's mandate is to promote the construction, repair and modernization of housing, the improvement of housing and living conditions, housing affordability and choice, the availability of low-cost financing for housing and the national well-being of the housing sector.

     CMHC was established as a Crown corporation in 1946 by the Canada Mortgage and Housing Corporation Act (the "CMHC Act") to carry out the provisions of the National Housing Act (the "NHA"). It is also governed by the Financial Administration Act (the "FAA"), and is wholly-owned by the Government of Canada.

     CHT was established in 2001 as an Issuer Trustee. CHT's functions are limited to the acquisition of interests in eligible housing loans such as National Housing Act Mortgage-Backed Securities (NHA MBS), the purchase of highly-rated investments, certain related financial hedging activities and the issuance of Canada Mortgage Bonds (CMB). The CMB are guaranteed by CMHC under its Securitization Activity. The beneficiaries of the Trust, after payment of all obligations, are one or more charitable organizations.

     The Corporation's mandate is carried out through the following activities:

     INSURANCE: CMHC provides insurance against borrower default on residential mortgages.

     SECURITIZATION: CMHC guarantees the timely payment of principal and interest for investors in securities based on insured mortgages. The CMHC Guarantee is a direct and unconditional obligation of CMHC as an agent of Canada and carries the full faith and credit of Canada and constitutes a direct and unconditional obligation of and by the Government of Canada.

     HOUSING PROGRAMS: CMHC receives Parliamentary appropriations which are used to fund housing programs.

     LENDING: CMHC makes loans and investments in housing programs which are funded by borrowings. A significant number of these loans and investments are supported with housing program subsidies.

     Within the Public Accounts of Canada, the Corporation's annual Net Income increases the Government's annual surplus; its Capital and Retained Earnings reduce the Government's accumulated deficit.

2.   SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP). GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results could differ from those estimates.

Basis of Presentation

     These consolidated financial statements include the accounts of Canada Mortgage and Housing Corporation (CMHC) and, as required by Accounting Guideline 15: Consolidation of Variable Interest Entities (AcG-15) issued by the Canadian Institute of Chartered Accountants (see Note 3), the accounts of Canada Housing Trust (CHT), a variable interest entity (VIE) for which CMHC is considered to be the primary beneficiary. The assets and liabilities of CHT, are neither owned by nor held for the benefit of CMHC and are therefore disclosed separately in the consolidated financial statements and related notes. Revenues, expenses and cash flows relating to CHT have received similar treatment. Inter-entity balances and transactions have been eliminated in the consolidated figures.

Loans and Investments in Housing Programs

     Loans are carried at cost. Where loans contain forgiveness clauses, they are recorded net of the forgiveness which is reimbursed through Parliamentary appropriations when the loans are advanced.

     Investments in Housing Programs, which represent CMHC's ownership interest in various housing projects, are carried at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the life of the investment. CMHC's portion of net operating losses and disposal losses is reimbursed through Parliamentary appropriations.

     Interest Earned on Loans and Investments in Housing Programs is recorded on an accrual basis.

     Full collection of principal and accrued interest on the majority of the Loans and Investments in Housing Programs is assured as described in Note 4.

Investments

                                                                    Recognition of Realized
                                         Carrying Value                 Gains and Losses           Recognition of Impairment
                                         --------------             -----------------------        -------------------------
LENDING --                       Amortized cost. Premiums and     Gains and losses are          Specific securities are
Investments held for cash        discounts are deferred and       included in income at the     written down to their market
management purposes and          amortized on a constant yield    time of sale.                 value when the decline in the
investments relating to          basis over the term of the                                     value of the security is other
managing interest rate risk      related investments.                                           than temporary. The resulting
associated with lending                                                                         loss is recorded in the year
activities.                                                                                     in which the impairment
                                                                                                occurs.

INSURANCE AND SECURITIZATION     Amortized cost. Premiums and     Gains and losses are          Specific securities are
(excluding CHT) -- Fixed         discounts are deferred and       deferred and amortized over   written down to their market
income securities generally      amortized on a constant yield    the remaining life of the     value when the decline in the
purchased with the intention     basis over the term of the       original investment.          value of the security is other
to hold them to maturity to      related investments.                                           than temporary. The resulting
meet long-term obligations.                                                                     loss is recorded in the year
                                                                                                in which the impairment
                                                                                                occurs.

INSURANCE AND SECURITIZATION     Cost, plus a moving average      Net gains and losses are      Written down to their market
(excluding CHT) -- Equities      market value adjustment of 5%    deferred and amortized to     value when the decline in the
                                 per quarter.                     Investment Income at 5% per   value of the portfolio is
                                                                  quarter on a declining        other than temporary. The
                                                                  balance basis.                resulting loss is recorded in
                                                                                                the year in which the
                                                                                                impairment occurs.

CANADA HOUSING TRUST --          Amortized cost. Premiums and     Gains and losses are          Specific securities are
Investments                      discounts are deferred and       included in income at the     written down to their market
                                 amortized on a straight-line     time of sale.                 value when the decline in the
                                 basis over the term of the                                     value of the security is other
                                 related investments.                                           than temporary. The resulting
                                                                                                loss is recorded in the year
                                                                                                in which the impairment
                                                                                                occurs.

CANADA HOUSING TRUST --          Amortized cost. Premiums and     Gains and losses are          Insignificant risk of
Investment in NHA Mortgage-      discounts are deferred and       included in income at the     impairment.
Backed Securities                amortized on a straight-line     time of sale.
                                 basis accelerated for
                                 unscheduled principal
                                 repayments.

Cash and Cash Equivalents

     Cash and Cash Equivalents are comprised of cash and short-term, highly liquid investments (primarily corporate entities) with terms to maturity of 98 days or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. These investments are carried at the lower of cost and market value. Gains and losses from sales of cash equivalents are included in Investment Income at the time of sale. Cash equivalents must have a minimum credit rating of R-I(Low).

Securities Purchased Under Resale Agreements and Sold Under Repurchase
Agreements

     Securities Purchased Under Resale Agreements (Reverse Repurchase Agreements) consist of the purchase of securities, typically government treasury bills or bonds, with the commitment to resell the securities to the original seller at a specified price and date. Securities Sold Under Repurchase Agreements (Repurchase Agreements) consist of the sale of securities with the commitment to repurchase the securities from the original buyer at specified price and date. These items are carried at cost, plus accrued interest. Proceeds from securities sold under repurchase agreements are invested for the purpose of generating additional income. Such transactions are entered into simultaneously with matching terms to maturity. As a result, the associated interest earned and interest expense are included in income on an accrual basis.

Securities Sold But Not Yet Purchased

     Securities Sold But Not Yet Purchased represent an obligation to deliver securities which are not owned at the time of sale. These obligations are recorded at fair value. Realized and unrealized gains and losses are included in Interest Expense.

Inventory of Real Estate

     Inventory of Real Estate is carried at the lower of cost and fair value. Cost is determined as the acquisition cost, plus modernization and improvement costs where applicable. Fair value is calculated as the current market value of the property, less the discounted value of estimated holding and disposal costs.

     For certain properties, net operating losses and disposal losses are reimbursed through Parliamentary appropriations while net operating profits and disposal gains are returned to the Government of Canada.

Borrowings from the Capital Markets

     Issuance costs on borrowings from the capital markets are deferred and amortized on a straight-line basis over the term of the debt issue. Premiums and discounts on borrowings from the capital markets are deferred and amortized on a constant yield basis over the term of the debt issue.

Canada Mortgage Bonds

     Canada Mortgage Bonds, which are guaranteed by CMHC, consist of interest bearing bullet bonds. Coupon interest payments are made semi-annually for fixed-rate CMB and quarterly for floating-rate CMB. Principal repayments on the bonds are made at the end of the term. These are recorded at the cash amount received and any premium or discount is amortized on a straight-line basis to interest expense over the term to maturity. Interest is taken into expense on an accrual basis. Direct costs associated with the issuance of the bonds are expensed in the year incurred. The Approved MBS Sellers reimburse CHT for the cost of arranging financing for the purchase of NHA MBS. This includes the fees paid to CMHC as Guarantor and Financial Services Advisor, underwriters and others for the distribution of CMB.

Premiums and Fees

     Insurance premiums are due at the inception of the mortgage being insured at which time they are deferred and recognized as income over the period covered by the insurance contract using factors determined by an Appointed Actuary. These factors reflect the long-term pattern for default risk by age of a mortgage insurance policy.

     Unearned premiums represent the portion of the premiums written that relates to the unexpired portion of the policy at the Balance Sheet date and therefore relate to claims that may occur from the Balance Sheet date to the termination of the insurance policies. Annually, the unearned premiums are compared to an estimate of total future claims on a discounted basis to ensure the amount is sufficient.

     Guarantee fees from Securitization are received at the inception of the related security issue at which time they are deferred and recognized as income over the term of the security issue (typically five years) on a straight-line basis.

     Application fees and costs associated with issuing mortgage insurance policies and timely payment guarantees are recorded on an accrual basis.

Provision for Claims

     The Provision for Claims represents an estimate for expected claims and the related settlement expenses, net of the related expected mortgage foreclosure proceeds, for defaults from the Insurance business that have occurred on or before the Balance Sheet date. The provision takes into consideration the estimate of losses on defaults that have been incurred but not reported, the time value of money and in accordance with accepted actuarial practice, includes an explicit provision for adverse deviation.

     The establishment of the Provision for Claims involves estimates, which are based upon historical trends, prevailing legal, economic, social and regulatory trends, and expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps significantly, from the estimates made.

     The loss on actual mortgage defaults and the change in estimate for the Provision for Claims are recorded in Net Claims in the year in which they occur.

Housing Programs

     Parliamentary appropriations for Housing Programs, and the related expenses, are recorded on an accrual basis. Those expenses incurred but not yet reimbursed are recorded as Due from the Government of Canada.

Employee Future Benefits

     CMHC provides a defined benefit pension plan, a supplemental pension plan, and other post-employment benefits consisting of severance pay, life insurance and medical insurance.

     Pension benefits are based on length of service and average earnings of the best five-year period as classified under defined benefit pension arrangements. The pension benefits are adjusted annually by a percentage equivalent to the increase in the average Consumer Price Index during the previous year. The obligations under employee benefit plans and the related costs are accrued, net of plan assets.

     The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected long-term pension plan investment performance, salary increases, retirement ages of employees, mortality of members and expected health care costs. These assumptions are of a long-term nature, which is consistent with the nature of employee future benefits. Actual results could differ from these estimates.

     Costs are determined as the cost of employee benefits for the current year's service, interest cost on the accrued benefit obligation, expected investment return on the fair value of plan assets and the amortization of the transitional asset/obligation, the deferred actuarial gains/losses and the deferred past service costs.

     The transitional asset/obligation, and past service costs are amortized over the average remaining service period of active employees under the plans. The excess of the net actuarial gain/loss over 10% of the greater of the benefit obligation or the fair value of the plan assets is amortized over the average remaining service period of active employees under the plans.

Derivative Financial Instruments

     The Corporation enters into derivative financial instruments such as interest rate swaps and foreign currency swaps in order to manage its exposures to market risks. It does not use freestanding derivative financial instruments for trading or speculative purposes.

     In order for a derivative financial instrument to qualify as an eligible hedge for accounting purposes, the hedge relationship must be designated and formally documented at its inception. The particular risk management objective and strategy for the hedge, the specific asset, liability or cash flow being hedged, and how effectiveness is measured are all formally documented. Formal assessments, both at the hedge's inception and on an ongoing basis, are also done to determine whether the derivative is highly effective in offsetting either changes in fair value or future cash flows of hedged items.

     For all CHT derivative financial instruments that qualify as eligible hedges, income/expenses are recorded as adjustments to Income from NHA Mortgage-Backed Securities on an accrual basis. The related amount payable to, or receivable from, swap counterparties is included in accrued interest.

     For all other derivative financial instruments that qualify as eligible hedges, income/expenses are recorded as adjustments to Interest Expense on an accrual basis. The related amount payable to, or receivable from, counterparties is included in accrued interest. Translation gains/losses arising on foreign currency swaps that qualify as eligible hedges are offset by translation gains/ losses on the related debt.

     Hedge accounting is discontinued prospectively if the hedge relationship is no longer effective, the derivative financial instrument is no longer designated as an eligible hedge, or if the designated hedged item matures, is sold or is terminated. Deferred gains or losses associated with derivative instruments, which have been terminated or cease to be effective prior to maturity, are recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative instrument, any previously deferred gain or loss on such derivative instrument is immediately recognized in income. The derivative financial instrument is then carried at fair value on the Consolidated Balance Sheet as of the date that hedge accounting is discontinued and subsequent changes in fair value are recognized in Other Income.

     Derivative financial instruments that do not qualify, or have not been designated, as eligible hedges for accounting purposes are carried at fair value on the Consolidated Balance Sheet as Derivative-Related Amounts. Subsequent changes in fair value are recorded in Other Income.

Income Taxes

     The Corporation follows the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized based on the estimated tax effect of temporary differences in the carrying value of assets and liabilities in the financial statements and their respective tax bases, using income tax rates substantively enacted on the Balance Sheet date.

Foreign Currency Translation

     All monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the Balance Sheet date. Exchange gains and losses resulting from the translation of foreign denominated balances are included in Interest Expense.

Future Accounting Changes -- Financial Instruments

     In January 2005, the Canadian Institute of Chartered Accountants (CICA) issued three new accounting standards: Section 3855, Financial Instruments -- Recognition and Measurement; Section 3865, Hedges; and Section 1530, Comprehensive Income. They are currently being assessed to determine the impact they will have when adopted in January 2007. The new requirements are as follows:

     SECTION 3855 -- prescribes standards for recognizing and measuring financial instruments on the Balance Sheet and how related gains and losses are to be presented.

     SECTION 3865 -- modifies the timing of recognizing gains or losses under
     Section 3855 to permit the matching of gains and losses in the Income Statement for financial instruments included in highly effective hedging transactions.

     SECTION 1530 -- introduces a new component of Shareholders' Equity and a new Statement of Comprehensive Income that will present certain gains and losses arising from the application of Sections 3855 and 3865, before they are transferred to the Income Statement.

3.   CHANGE IN ACCOUNTING POLICY

     Effective 1 January 2005, the Corporation adopted Accounting Guideline 15:
     Consolidation of Variable Interest Entities (AcG-15), issued by the Canadian Institute of Chartered Accountants, which requires the consolidation of certain VIEs that are subject to control on a basis other than through ownership of a majority of voting interest. This change in accounting policy has been applied retroactively and prior years' figures have been restated.

     AcG-15 defines a variable interest entity as an entity that either does not have sufficient equity at risk to finance its activities without subordinated financial support or where the holders of the equity at risk lack the characteristics of a controlling financial interest. CHT is such a variable interest entity. AcG-15 requires the primary beneficiary to consolidate VIEs and considers an entity to be the primary beneficiary of a VIE if it is exposed to the majority of the expected losses or will receive the majority of the expected residual returns, or both. CMHC is considered the primary beneficiary of CHT. Therefore, for accounting purposes, CHT is consolidated with the financial statements of CMHC.

     The Trustee of CHT has entered into agreements with a number of parties to provide various services to CHT, including CMHC. Under one such agreement, CMHC, as agent of Canada, has guaranteed the timely payment of the interest payments and the principal at maturity on all CMB issued by CHT to date. Once provided, the guarantee becomes a direct and unconditional obligation of the Government of Canada and is irrevocable until full repayment of the CMB at maturity (typically within five years of issuance). In addition, under a Financial Services Advisor (FSA) Agreement, CMHC gauges market demand for bond issuance and assesses the potential supply of housing loans available to be packaged for sale to CHT.

     Pursuant to the purchase agreements and other relevant program agreements, CHT purchases ownership interest in pools of NHA MBS, which are pledged as security for CMB issued by CHT to finance the purchases. CHT assets are neither owned by nor held for the benefit of CMHC. Consequently, CHT's assets are not available to CMHC for its general corporate purposes or to satisfy any liabilities of CMHC. Details of CHT's interest in the NHA MBS and the CMB issued to finance the purchases are disclosed in Notes 5 and 7 respectively.

     The impact from the consolidation of CHT on the consolidated financial statements at 31 December 2005 is an increase of $72,751 million (2004 -- $54,336 million) in consolidated assets and liabilities, as well as a $2,617 million (2004 -- $1,906 million) increase in both revenues and expenses. As a result, there is no impact on consolidated Net Income or consolidated Retained Earnings.

4.   LOANS AND INVESTMENTS IN HOUSING PROGRAMS

     CMHC makes loans and investments in housing programs either independently or jointly with provincial, territorial, and municipal authorities. These loans and investments were issued for terms up to 50 years. Of the total portfolio, $12,969 million, or 98% (2004 $13,478 million or 99%) are due and payable beyond five years.

     Approximately $12,485 million, representing 95% (2004 -- $12,916 million, or 95%) of the loans and investments in housing programs, are supported with housing program subsidies.

     At 31 December 2005, CMHC is assured full collection of principal and accrued interest on the majority of the portfolio from the Provinces and Territories through provisions in social housing agreements (39%), the Government of Canada through provisions in the NHA (25%), and Indian and Northern Affairs Canada through Ministerial loan guarantees (4%).

     The remainder of the portfolio (32%) is underwritten through the Insurance Activity. Provision for losses on these loans is included in the determination of Provision for Claims and Unearned Premiums.

5.   INVESTMENTS

     The following table shows the maturity structure and average yield of Investments.

                                           Term to Maturity
                                  ---------------------------------
                                  Within   1 to 3   3 to 5   Over 5
(in millions of dollars)          1 Year    Years    Years    Years    2005     2004
                                  ------   ------   ------   ------   ------   ------
CMHC
FIXED INCOME SECURITIES
Issued or Guaranteed by:
   Government of Canada               43     862    1,242    1,537     3,684    3,056
   Provinces/Municipalities           --     300      203    1,454     1,957    1,662
   Corporate/Other Entities          269     810      461    1,377     2,917    2,459
                                   -----   -----    -----    -----    ------    -----
   Total Fixed Income                312   1,972    1,906    4,368     8,558    7,177
   Yield(1)                         2.85%   3.96%    4.23%    4.92%     4.47%    4.64%
EQUITIES (no specific maturity)
   Canadian Equities                                                     798      827
   US Equities                                                           351      296
   Foreign Equities                                                      314      294
                                                                      ------    -----
   Total Equities                                                      1,463    1,417
   Yield(2)                                                             3.14%    2.62%
                                                                      ------    -----
TOTAL CMHC                                                            10,021    8,594
CHT
FIXED INCOME SECURITIES
Issued or Guaranteed by:
   Government of Canada              546     444       53       --     1,043      677
   Corporate/Other Entities          629      --       --       --       629       --
                                   -----   -----    -----    -----    ------    -----
TOTAL CHT                          1,175     444       53       --     1,672      677
Yield(1)                            3.35%   3.45%    3.61%      --      3.38%    3.33%
Inter-entity Elimination                                                (451)    (634)
                                                                      ------    -----
GRAND TOTAL                                                           11,242    8,637
                                                                      ======    =====

(1) Represents the weighted-average yield, which is determined by applying the weighted average of the book yields of individual securities.

(2) The weighted-average yield is determined by applying the stated dividend rates of equity securities.

     Sales of investments in the Lending portfolio resulted in a net loss of $6 million in 2005 (2004 -- $12 million gain, 2003 -- $2 million gain) which has been expensed in the current year. Sales of investments in the Insurance and Securitization portfolios resulted in a net gain of $171 million in 2005 (2004 -- $68 million gain, 2003 -- $52 million gain) which has been deferred. These treatments are in accordance with the accounting policies described in Note 2. Cumulative deferred gains are presented in
     Note 9.

     CHT investments are managed by swap counterparties pursuant to contractual agreements and CMHC cannot access any of the investments except in the event of a swap counterparty default.

     The CHT NHA MBS maturities are estimated based on assumptions regarding mortgage prepayments and liquidations, excluding new issuance and unscheduled prepayment. The following table shows the maturity structure and average yield of CHT investments.

                                                        Term to Maturity
                                               ---------------------------------
                                               Within   1 to 3   3 to 5   Over 5
(in millions of dollars)                       1 Year    Years    Years    Years    2005     2004
                                               ------   ------   ------   ------   ------   ------
Investment in NHA Mortgage-Backed Securities   10,112   30,616   23,203     --     63,931   51,373
Yield(1)                                         3.88%    3.94%    3.88%    --       3.91%    3.40%

(1) Represents the weighted-average yield, which is determined by applying the weighted average of the book yields of individual securities.

6.   INCOME TAXES

     CMHC is subject to federal income tax. It is not subject to provincial income tax. A reconciliation of CMHC's Income Tax Expense is as follows:

(in millions of dollars)                      2005   2004   2003
                                              ----   ----   ----
Income Taxes Computed at Statutory Tax Rate
   (2005-33%, 2004-33%, 2003-35%)              476   454    349
Net Reduction of Future Income Tax Assets       --    (2)    (8)
Permanent Differences                           (6)   (5)    (4)
Other                                           (8)    2      3
                                               ---   ---    ---
Income Tax Expense                             462   449    340
                                               ===   ===    ===

     The tax-effected temporary differences which result in future income tax assets and liabilities are as follows:

(in millions of dollars)                  2005   2004
                                          ----   ----
Provisions for Actuarial Liabilities      (26)   (10)
Deferred Revenue                           61     35
Deferred Expenses                          13     12
Expenses Incurred But Not Yet Disbursed     7      8
Appreciation in Value of Equities          87     65
Other                                       1      1
                                          ---    ---
Future Income Tax Assets                  143    111
                                          ===    ===

     CHT is subject to federal and provincial income taxes on the amount of taxable income for the period and is permitted a deduction for all amounts paid or payable to CHT's beneficiary in determining income for tax purposes. As all income was distributed to the beneficiary, no provision for income taxes has been reflected in these consolidated financial statements.

7.   BORROWINGS

     Prior to 1993, Loans and Investments in Housing Programs were funded by Borrowings from the Government of Canada. Since that time, CMHC has made its borrowings solely from the capital markets as an agent of Canada. Legislative authority, which does not apply to borrowings of Canada Housing Trust, requires that the total indebtedness from the capital markets outstanding at any time cannot exceed $20 billion. The Minister of Finance approves CMHC's Borrowing Plan annually and establishes limits and parameters for borrowings.

     The following table summarizes the carrying value and yield for Borrowings from the Government of Canada based on repayments and for Borrowings from the Capital Markets based on term to maturity. Capital market borrowings include US denominated debt. Foreign currency principal and interest payments are fully swapped to Canadian dollar obligations.

                                                      2005
                           ----------------------------------------------------------           2004
                                                            Capital Markets             --------------------
                           Government of Canada   -----------------------------------      Carrying Value
                           --------------------      Foreign                            --------------------
                            Carrying                 Currency     Carrying              Government   Capital
(in millions of dollars)      Value    Yield(1)   Borrowings(2)     Value    Yield(1)    of Canada   Markets
                            --------   --------   -------------   --------   --------   ----------   -------
2005                             --        --            --            --        --          145      3,501
2006                            198      8.09%           --         3,153      3.84%         199      1,453
2007                            255      8.82%           --         1,258      4.70%         255      1,257
2008                            210      8.90%        1,160         1,160      4.48%         210      1,201
2009                            210      8.88%           --         1,049      3.91%         210      1,049
2010                            204      8.79%        1,450         1,450      3.94%         204         --
2011-2015                     1,064      8.53%           --         1,397      4.79%       1,064        746
Thereafter                    2,758      9.39%           --            --        --        2,758         --
                              -----      ----         -----         -----      ----        -----      -----
TOTAL                         4,899      9.08%        2,610         9,467      4.20%       5,045      9,207
                              =====      ====         =====         =====      ====        =====      =====

(1) Represents the weighted-average yield, which is determined by applying the weighted average book yields of individual fixed income securities and the weighted average yields to reset of floating-rate notes.

(2)  Canadian equivalent of US denominated debt (included in carrying value).

     Included in capital market borrowings are commercial paper with a term to maturity less than 365 days and medium-term debt. Commercial paper outstanding is $1,701 million and the yield on these borrowings is 3.13%. Medium-term debt includes bonds, floating-rate and fixed-rate medium-term notes, with a term to maturity ranging from two to ten years. Floating-rate notes represent $400 million (2004 -- $550 million) of Borrowings from the Capital Markets.

     The 2005 interest expense related to Borrowings from the Government of Canada is $451 million (2004 -- $469 million, 2003 -- $488 million) and $419 million (2004 -- $486 million, 2003 -- $522 million) for Borrowings from the Capital Markets.

Lines of Credit

     At 31 December 2005, CMHC had $450 million (2004 -- $450 million) in unused, uncommitted lines of credit. In addition, $100 million (2004 -- $100 million) of overnight overdraft facility was available with its banker that had not been drawn.

Canada Mortgage Bonds

     CMB are fixed interest semi-annual or floating interest quarterly coupon bonds issued by CHT. The principal is payable at the maturity of the bonds. CMHC guarantees timely payment of interest and principal on CMB issued by CHT. This guarantee to investors is unconditional and irrevocable until full payment of the CMB.

     The following table summarizes the carrying value and yield for the CMHC guaranteed CMB based on term to maturity.

                                      2005                  2004
                           -------------------------   --------------
(in millions of dollars)   Carrying Value   Yield(1)   Carrying Value
                           --------------   --------   --------------
2006                            2,200         5.53%         2,200
2007                           12,618         4.94%        12,627
2008                           20,295         4.10%        20,274
2009                           13,109         4.28%        13,125
2010                           19,364         3.61%         6,242
2011-2015                       4,940         4.05%            --
Thereafter                         --           --             --
                               ------         ----         ------
                               72,526         4.19%        54,468
Inter-entity Elimination         (451)                       (634)
                               ------         ----         ------
TOTAL                          72,075         4.18%        53,834
                               ======         ====         ======

(1) Represents the weighted-average yield, which is determined by applying the weighted average book yields of individual fixed income securities and the weighted average yields to reset of floating-rate notes.

     In order to meet the principal obligations of the bonds, the principal payments and prepayments from the underlying mortgages are held in a principal account in the name of CHT, managed and reinvested into eligible assets by the swap counterparties.

8.   INSURANCE

Role of the Appointed Actuary

     The actuary is appointed by CMHC's management to carry out a valuation of the policy liabilities of the mortgage insurance activity as at 30 September and to provide an opinion to management regarding their appropriateness at the valuation date. The factors and techniques used in the valuation are in accordance with accepted actuarial practice, applicable legislation, and associated regulations. The scope of the valuation encompasses the policy liabilities that consist of a Provision for Claims on the expired portion of policies and of future obligations on the unexpired portion of policies (Unearned Premiums). In performing the valuation of the liabilities for these contingent future events, which are by their very nature inherently variable, the actuary makes assumptions as to future claim rates, average loss on claims, trends, expenses and other contingencies, taking into consideration the circumstances of CMHC and the nature of the insurance policies.

     CMHC determines Provisions for Claims and Unearned Premiums at 31 December using valuation factors from the 30 September valuation, taking into account premiums received and claims paid in the intervening period.

Nature of Provision for Claims

     The establishment of the Provision for Claims for mortgage insurance is based on known facts and interpretation of circumstances, and is therefore a complex and dynamic process, influenced by a large variety of factors. These factors are continually evolving and changing as they are affected by underwriting and claim settlement procedures, actuarial studies, professional experience, the quality of data utilized for projection purposes, economic conditions, and general credit behaviour. Consequently, the establishment of the Provision for Claims necessarily involves risks that the actual results will deviate, perhaps significantly, from the best estimates made.

     The factors affect the key actuarial assumptions as follows:

     Claim emergence: Claim emergence encompasses claim frequency and claim occurrence patterns. It is based on historical trends in claims reporting and payment delays.

     Claim severity: Claim severity, or average loss on claims, is dependent on the dollar value of claims, losses on sales of real estate properties, administrative expenses, and sales delays. These factors are based on historical experience.

     Economic conditions: Recent past and projected economic factors, such as unemployment rates, mortgage rates, and changes in housing prices, affect the forecast of future claim levels.

     The provision for claims is based on projections of future losses on claims and related expenses. The actual future claims may not develop exactly as projected and may in fact vary significantly from the projections. Further, the projections make no provision for new classes of claims categories not sufficiently recognized in the claims database.

     All provisions are periodically reviewed and evaluated in light of emerging claim experience and changing circumstances. The resulting changes in estimates of the Provision for Claims are recorded in Net Claims in the year in which they are determined.

Change in Provision for Claims

(in million of dollars)                2005   2004
                                       ----   ----
Balance at 1 January                   507    622
Impact of Increased Business Volumes    13      8
Change in Assumptions:
   Claim Emergence                      (2)   (39)
   Claim Severity                        1     --
   Economic Conditions                 (28)   (85)
   Other                               (12)     1
                                       ---    ---
Balance at 31 December                 479    507
                                       ===    ===

     The Provision for Claims is mostly affected by changes in assumptions for economic conditions. Average 5-year mortgage interest rates and the unemployment rate improved by about 30 basis points in 2005 compared to 2004 and house price inflation remained high. Changes in actuarial assumptions for claim emergence and claim severity primarily have longer term impacts.

     CMHC uses Dynamic Financial Analysis (DFA) to model the impact on the Insurance Activity of adverse economic shocks, including recessions. Recessions involve a combination of adverse interest rate impacts, high unemployment rate outcomes and deteriorating house prices. The DFA analysis for the 2006-2010 Corporate Plan showed that a 4-quarter recession beginning in 2006 would increase the provision for claims by more than $100 million over current levels.

     To provide a further measure of sensitivity of the change in Provision for Claims, it is estimated that for every 5% change in the estimate of future claim settlement cost or every 5% change in the estimate of future claim rate, the effect on pre-tax income would be an increase/decrease of approximately $10 million.

     These sensitivities are hypothetical and should be viewed in that light. The relationship of a change in assumption to the change in value may not be linear. Changes in one factor may result in changes in another which might magnify or counteract the sensitivities.

Insurance in Force

     Under Section 11 of the NHA, the aggregate outstanding amount of mortgage insurance policies may not exceed $300 billion. At 31 December 2005, insurance policies in force totalled $274 billion (2004 -- $244 billion).

9.   ACCOUNTS PAYABLE AND OTHER LIABILITIES

     The following table presents the composition of Accounts Payable and Other Liabilities.

(in millions of dollars)                                        2005   2004
                                                                ----   ----
CMHC
Foreign Exchange Adjustment on Foreign Currency Swaps            293    317
Deferred Gains on Disposals of Investments                       228    109
Accrued Housing Program Expenses                                 174    166
Accrued Benefit Liability for Supplemental Pension Plan and
   Other Post-employment Benefits                                 78     67
Income Taxes Payable                                              59     62
Obligation Under Capital Lease                                    21     22
Unamortized Transitional Gain Arising from the Implementation
   of AcG-13 -- Hedging Relationships                             16     20
Government of Canada Fees Payable                                  5     25
Other Miscellaneous Liabilities                                   85     81
                                                                 ---    ---
Total CMHC                                                       959    869
CHT                                                                1      1
                                                                 ---    ---
GRAND TOTAL                                                      960    870
                                                                 ===    ===


10.  SECURITIZATION

     CMHC guarantees the timely payment of principal and interest for investors in securities issued, by Approved Issuers (primarily lending institutions), on the basis of housing loans through the NHA MBS program and the bonds issued by CHT through the Canada Mortgage Bonds (CMB) Program.

     CMHC has determined that a provision for claims on these programs is not required. This is based on historical results and program design whereby only insured mortgages are eligible for securitization. In addition, CMHC requires that CHT only transact with swap counterparties of high creditworthiness, that collateralization occurs in the event that counterparty credit ratings fall, and that all investments are rated R-1
     (High) or AAA.

Guarantees in Force

     Under Section 15 of the NHA, the aggregate outstanding amount of principal guarantees may not exceed $300 billion. At 31 December 2005, guarantees in force totalled $104 billion (2004 -- $81 billion) which includes $31 billion of CMHC guaranteed NHA MBS (2004 -- $26 billion) and $73 billion of CMHC guaranteed CMB issued by CHT (2004 -- $55 billion) as disclosed in the following table.

(in millions of dollars)              2005     2004
                                     ------   ------
Outstanding Balance at 31 December   72,550   54,450
Unamortized (Discount) Premium          (24)      18
                                     ------   ------
                                     72,526   54,468
Inter-entity Elimination               (451)    (634)
                                     ------   ------
Balance at 31 December               72,075   53,834
                                     ======   ======

11. RETAINED EARNINGS

     Earnings Set Aside for Capitalization represent the portion of cumulative Net Income generated by the Insurance Activity that has been set aside for the purposes of being consistent with capitalization guidelines developed by the Office of the Superintendent of Financial Institutions (OSFI) and is approved annually through CMHC's Corporate Plan. Unappropriated Retained Earnings represent Net Income generated by the Insurance Activity that has not been set aside for capitalization purposes, and all of the retained earnings of the Securitization Activity.

     CMHC places all lending-related retained earnings in its Reserve for Lending. The components of this Reserve are outlined in the following table.

                                                    Authorized   31 December   31 December
(in millions of dollars)                               Limit         2005          2004
                                                    ----------   -----------   -----------
Reserve for Fluctuations in Net
Income Arising from AcG-13: Hedging Relationships        50           21            16
Reserve for All Other Lending-Related Items             125          122           118
                                                        ---          ---           ---
Reserve for Lending                                     175          143           134
                                                        ===          ===           ===

12.  HOUSING PROGRAMS

     CMHC provides payments to support the following housing programs which are funded by Parliamentary appropriations.

(in millions of dollars)             2005    2004    2003
                                    -----   -----   -----
Non-Profit                            586     593     589
Public Housing                        483     511     502
Affordable Housing                    175     173     166
Rural and Native Housing              151     158     165
Rent Assistance                       142     139     143
Renovation Programs                   113     114      88
Urban Native                          105      94      92
On Reserve                             99     100      95
Co-operatives                          83      86      89
Limited Dividend                       12      12      12
Research and Information Transfer      10       8       9
Other                                  14      18      22
                                    -----   -----   -----
TOTAL                               1,973   2,006   1,972
                                    =====   =====   =====

     Of the total amount spent on housing programs in 2005, $950 million (2004 -- $957 million, 2003 -- $961 million) was spent under programs transferred to Provinces/Territories under Social Housing Agreements. These amounts are disclosed above based on the allocation within the agreements which also provide that where there may be an over-funding in one program, the Province/Territory may spend the amount on other housing programs.

13.  DERIVATIVE FINANCIAL INSTRUMENTS

     Derivative financial instruments are financial contracts whose value is derived from price movements in one or more underlying securities, indices or other instruments or derivatives. The Corporation uses derivatives (interest rate swaps and foreign currency swaps) in connection with its risk management activities.

     Interest rate swaps are transactions in which two parties exchange interest cash flows on a specified notional amount for a predetermined period based on agreed-upon fixed and floating rates. Notional amounts are not exchanged. The value of these swaps is derived from movements in interest rates. They are used to manage reinvestment risk, refinancing risk, or mismatches in the timing of receipts on assets versus payments on liabilities.

     Foreign currency swaps are transactions in which two parties exchange currencies and interest cash flows on a specified notional amount for a predetermined period. The notional amount is exchanged at inception and at maturity. The value of these swaps is derived from movements in foreign exchange and interest rates. They are used to manage foreign exchange risk arising from foreign denominated debt.

     The table below provides the notional amounts of the Corporation's derivative transactions. Notional amounts, which are off-balance sheet, serve as a point of reference for calculating payments and do not represent the fair value, or the potential gain or loss associated with the credit or market risk of such instruments.

                            Ineligible for      Eligible for
                           Hedge Accounting   Hedge Accounting
                           ----------------   ----------------
(in millions of dollars)     2005     2004      2005     2004
                            ------   ------    ------   ------
CMHC
Interest Rate Swaps         15,967   15,562       300      300
Foreign Currency Swaps          --       --     2,904    2,119
                            ------   ------    ------   ------
Total CMHC                  15,967   15,562     3,204    2,419
CHT
Interest Rate Swaps             --       --    72,550   54,450
                            ------   ------    ------   ------
GRAND TOTAL -- NOTIONAL     15,967   15,562    75,754   56,869
                            ======   ======    ======   ======

14.  MARKET RISK

     Market risk is the risk of adverse financial impact arising from changes in underlying market factors, including interest rates, foreign exchange rates, and equity prices.

Interest Rate Risk

     CMHC manages interest rate risk through the implementation of policies which include risk limits for its investments and the Lending Activity.

     The investment portfolios for Insurance and Securitization are managed taking into consideration the liability profile and by limiting price sensitivity to interest rate changes relative to benchmark indices and by appropriate asset diversification. Interest rate risk associated with the Lending Activity is managed through asset and liability matching, hedging and capital market strategies. CHT enters into swap agreements to manage the risk that the interest earned on its investments would not be sufficient to meet its CMB obligations. With these swaps, all interest payments to CHT, net of its expenses, are paid to the swap counterparties and CHT receives payments equal to the interest it is required to pay on the CMB.

     The following table provides details regarding the Corporation's exposure to interest rate risk.

                                   Within      3 Months     1 to      Over                        Inter-entity
(in millions of dollars)        3 Months(1)   to 1 Year   5 Years   5 Years   Other(2)     CHT     Elimination     2005     2004
                                -----------   ---------   -------   -------   --------   ------   ------------   -------   ------
ASSETS
Investment in NHA MBS                 --           --         --        --         --    63,931         --        63,931   51,373
   Effective Interest Rate(3)         --           --         --        --         --      3.91%        --            --       --
Loans and Investments in
   Housing Programs                  861        1,316      4,977     5,982         34        --         --        13,170   13,669
   Effective Interest Rate          6.00%        5.31%      4.50%     7.86%        --        --         --            --       --
Investments                           --          312      3,878     4,368      1,463     1,672       (451)       11,242    8,637
   Effective Interest Rate            --         2.85%      4.09%     4.92%      3.14%     3.38%        --            --       --
Cash and Cash Equivalents          3,967           --         --        --         --     3,008         --         6,975    5,264
   Effective Interest Rate          3.32%          --         --        --         --      3.17%        --            --       --
Securities Purchased Under
   Resale Agreements                 112           --         --        --         --     3,928         --         4,040      576
   Effective Interest Rate          3.10%          --         --        --         --      3.10%        --            --       --
Derivative-Related Amounts
   Receive Side Instrument           578        1,910      5,757     2,209         74        --         --        10,528       80
   Effective Interest Rate          3.59%        5.74%      4.82%     5.26%        --        --         --            --       --
Derivative-Related Amounts
   Pay Side Instrument            (1,179)      (1,934)    (5,525)   (1,816)        --        --         --       (10,454)      --
   Effective Interest Rate          3.30%        5.11%      4.36%     4.81%        --        --         --            --       --
Other Assets                          --           --         --        --        998       669         (6)        1,661    1,409
                                  ------       ------     ------    ------     ------    ------       ----       -------   ------
Total Assets                       4,339        1,604      9,087    10,743      2,569    73,208       (457)      101,093   81,008
                                  ------       ------     ------    ------     ------    ------       ----       -------   ------
LIABILITIES
Canada Mortgage Bonds                 --           --         --        --         --    72,526       (451)       72,075   53,834
   Effective Interest Rate            --           --         --        --         --      4.19%        --            --       --
Borrowings from the
   Capital Markets                 1,725        1,427      4,918     1,397         --        --         --         9,467    9,207
   Effective Interest Rate          3.10%        4.74%      4.26%     4.79%        --        --         --            --       --
Borrowings from the
   Government of Canada               96           94        916     3,793         --        --         --         4,899    5,045
   Effective Interest Rate          8.73%        8.70%      8.92%     9.14%        --        --         --            --       --
Securities Sold
   Under Repurchase
   Agreements                      3,044           --         --        --         --        --         --         3,044    2,976
   Effective Interest Rate          3.01%          --         --        --         --        --         --            --       --
Securities Sold But Not Yet
   Purchased                          --           --         --       111         --        --         --           111      121
   Effective Interest Rate            --           --         --      3.89%        --        --         --            --       --
Derivative-Related Amounts
   Receive Side Instrument        (2,232)        (203)    (2,673)     (405)        14        --         --        (5,499)      38
   Effective Interest Rate          3.26%        4.55%      4.62%     4.10%        --        --         --            --       --
Derivative-Related Amounts
   Pay Side Instrument             1,811          494      2,798       410         --        --         --         5,513       --
   Effective Interest Rate          4.37%        5.09%      4.91%     5.64%        --        --         --            --       --
Other Liabilities and Equity
   of Canada                          --           --         --        --     10,807       682         (6)       11,483    9,787
                                  ------       ------     ------    ------     ------    ------       ----       -------   ------
Total Liabilities and Equity
   of Canada                       4,444        1,812      5,959     5,306     10,821    73,208       (457)      101,093   81,008
                                  ------       ------     ------    ------     ------    ------       ----       -------   ------
ON-BALANCE SHEET GAP                (105)        (208)     3,128     5,437     (8,252)       --         --            --       --
                                  ------       ------     ------    ------     ------    ------       ----       -------   ------
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Eligible for Hedge
   Accounting
Pay Side Instruments                  --           --      3,204        --         --    72,550         --        75,754   56,869
   Effective Interest Rate            --           --       4.40%       --         --      3.89%        --            --       --
Receive Side Instruments             300           --      2,904        --         --    72,550         --        75,754   56,869
   Effective Interest Rate          3.36%          --       4.20%       --         --      4.12%        --            --       --
                                  ------       ------     ------    ------     ------    ------       ----       -------   ------
Off-Balance Sheet Gap                300           --       (300)       --         --        --         --            --       --
                                  ------       ------     ------    ------     ------    ------       ----       -------   ------
TOTAL GAP                            195         (208)     2,828     5,437     (8,252)       --         --            --       --
                                  ======       ======     ======    ======     ======    ======       ====       =======   ======

(1) On- and Off-Balance Sheet financial instruments are reported based on the earlier of their contractual repricing dates or maturity dates.

(2) Other includes all Balance Sheet items that are non-interest sensitive or that do not have a specific maturity.

(3) The effective rates shown represent historical rates for fixed rate instruments and rates to reset for floating rate instruments.

     Some of CMHC's Loans and Investments in Housing Programs contain prepayment and/or repricing options. As CMHC does not have the right to prepay its borrowings from the Government of Canada without penalty, it is exposed to interest rate risk.

Currency Risk

     All currency exposure arising from foreign denominated debt issuance is hedged in accordance with Corporate policy.

15.  CREDIT RISK

     Credit risk is the risk of loss arising from a counterparty's inability to fulfill its contractual obligations. CMHC is exposed to credit risk from various sources directly and indirectly, including directly from its investment, lending and hedging transactions and indirectly from potential claims arising from the Insurance and Securitization Activities.

     Credit risk associated with the Corporation's investments and derivatives is managed through the implementation of policies which include counterparty credit limits and diversification of credit risk.

Derivative Financial Instruments

     The following table presents the credit exposure of the Corporation's derivatives by term to maturity.

                                 Replacement value (1)                             Total Credit
                           ------------------------------------     Potential        Exposure
                           Within     1 to      3 to      Over    Future Credit   -------------
(in millions of dollars)   1 Year   3 Years   5 Years   5 Years    Exposure (2)    2005    2004
                           ------   -------   -------   -------   -------------   -----   -----
CMHC
Interest Rate Swaps            9       15        13        38          219          294     288
Foreign Currency Swaps        --       --        --        --           27           27      --
                             ---      ---       ---       ---          ---        -----   -----
Total CMHC                     9       15        13        38          246          321     288
CHT
Interest Rate Swaps           18      485       284         7          363        1,157   1,243
                             ---      ---       ---       ---          ---        -----   -----
GRAND TOTAL                   27      500       297        45          609        1,478   1,531
                             ===      ===       ===       ===          ===        =====   =====

(1) Represents the total current replacement value of all outstanding contracts with a positive fair value, before factoring in the impact of master netting agreements.

(2) Represents an add-on that is an estimate of the potential change in the market value of the transaction up to maturity which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by the Office of the Superintendent of Financial Institutions.

     CMHC limits its credit risk associated with derivative transacting by dealing with counterparties whose credit ratings are in accordance with Department of Finance guidelines, and through the use of master netting agreements for derivatives which have been entered into with all counterparties.

     CHT has executed agreements only with counterparties with high credit worthiness and only holds investment instruments rated R-1 high or AAA.

Collateral

     Collateral agreements provide for the posting of collateral by the counterparty when CMHC's exposure to that entity exceeds a certain threshold. Collateral held by CMHC as at 31 December 2005 totalled $24 million (2004 -- $13 million).

     CHT also mitigates risk through collateralization in the event of counterparties rated less than AA-. Collateral held by CHT as at 31 December 2005 totalled $212 million (2004 -- $95 million).

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The amounts set out below represent the fair values of financial instruments using the valuation methods and assumptions referred to below. Fair value amounts are designed to represent estimates of the amounts at which instruments could be exchanged in a current transaction between willing parties.

     As many of the Corporation's financial instruments lack an available trading market, fair values are based on estimates using present value and other valuation techniques. These techniques are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates which reflect varying degrees of risk. Due to the use of subjective judgment and uncertainties, the fair value amounts should not be interpreted as being realizable in an immediate settlement of the instruments. In addition, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values.

     Interest rate changes are the main cause of changes in the fair value of financial instruments.

                                                                      2005
                      ----------------------------------------------------------------------------------------------------
                                 CMHC                         CHT                                      Consolidated
                      --------------------------  --------------------------                    --------------------------
                                          Fair                        Fair                                          Fair
                                          Value                       Value     Inter-entity                        Value
                                          over                        over       Elimination                        over
                                         (under)                     (under)  ----------------                     (under)
(in millions of       Carrying   Fair   Carrying  Carrying   Fair   Carrying  Carrying   Fair   Carrying   Fair   Carrying
dollars)                Value    Value    Value     Value    Value    Value     Value    Value    Value    Value    Value
                      --------  ------  --------  --------  ------  --------  --------  ------  --------  ------  --------
ASSETS
Investment
   in NHA
   Mortgage-Backed
   Securities(2)           --       --       --    63,931   63,321    (610)       --       --    63,931   63,321    (610)
Loans and
   Investments
   in Housing
   Programs(2)         13,170   15,300    2,130        --       --      --        --       --    13,170   15,300   2,130
Investments(1, 2)      10,021   10,611      590     1,672    1,683      11      (451)    (449)   11,242   11,845     603
Cash and Cash
   Equivalents(1, 2)    3,967    3,967       --     3,008    3,008      --        --       --     6,975    6,975      --
Securities
   Purchased
   Under Resale
   Agreements(2)          112      112       --     3,928    3,928      --        --       --     4,040    4,040      --
Accrued Interest
   Receivable(3)          336      336       --       669      669      --        (6)      (6)      999      999      --
Accounts
   Receivable
   and Other
   Assets(3)              233      233       --        --       --      --        --       --       233      233      --
Due from the
   Government of
   Canada(3)              212      212       --        --       --      --        --       --       212      212      --
Derivative-Related
   Amounts(3)              74       74       --        --       --      --        --       --        74       74      --

LIABILITIES
Canada Mortgage
   Bonds(2)                --       --       --    72,526   72,660     134      (451)    (449)   72,075   72,211     136
Borrowings from
   the Capital
   Markets(1, 2)        9,467    9,514       47        --       --      --        --       --     9,467    9,514      47
Borrowings
   from the
   Government
   of Canada(2)         4,899    7,037    2,138        --       --      --        --       --     4,899    7,037   2,138
Securities
   Sold Under
   Repurchase
   Agreements(2)        3,044    3,044       --        --       --      --        --       --     3,044    3,044      --
Accounts Payable
   and Other
   Liabilities(3)         959      959       --         1        1      --        --       --       960      960      --
Accrued Interest
   Payable(3)             247      247       --       681      681      --        (6)      (6)      922      922      --
Securities Sold But
   Not Yet
   Purchased(3)           111      111       --        --       --      --        --       --       111      111      --
Derivative-Related
   Amounts(2)              14       14       --        --       --      --        --       --        14       14      --

OFF-BALANCE
   SHEET
   FINANCIAL
   INSTRUMENTS(2)
Eligible for Hedge
   Accounting
Positive Fair Value        --       --       --        --      794     794        --       --        --      794     794
Negative Fair Value        --      363      363        --       51      51        --       --        --      414     414

                                 2004
                      --------------------------
                             Consolidated
                      --------------------------
                                          Fair
                                          Value
                                          over
                                         (under)
                      Carrying   Fair   Carrying
                        Value    Value    Value
                      --------  ------  --------
(in millions of
dollars)
ASSETS
Investment
   in NHA
   Mortgage-Backed
   Securities(2)       51,373   51,644      271
Loans and
   Investments
   in Housing
   Programs(2)         13,669   15,959    2,290
Investments(1, 2)       8,637    9,107      470
Cash and Cash
   Equivalents(1, 2)    5,264    5,264       --
Securities
   Purchased
   Under Resale
   Agreements(2)          576      576       --
Accrued Interest
   Receivable(3)          829      829       --
Accounts
   Receivable
   and Other
   Assets(3)              179      179       --
Due from the
   Government of
   Canada(3)              203      203       --
Derivative-Related
   Amounts(3)              80       80       --

LIABILITIES
Canada Mortgage
   Bonds(2)            53,834   54,991    1,157
Borrowings from
   the Capital
   Markets(1, 2)        9,207    9,769      562
Borrowings
   from the
   Government
   of Canada(2)         5,045    7,056    2,011
Securities
   Sold Under
   Repurchase
   Agreements(2)        2,976    2,976       --
Accounts Payable
   and Other
   Liabilities(3)         870      870       --
Accrued Interest
   Payable(3)             629      629       --
Securities Sold But
   Not Yet
   Purchased(3)           121      121       --
Derivative-Related
   Amounts(2)              38       38       --

OFF-BALANCE
   SHEET
   FINANCIAL
   INSTRUMENTS(2)
Eligible for Hedge
   Accounting
Positive Fair Value        --      941      941
Negative Fair Value        --      414      414

(1)  Fair values are determined by reference to quoted market prices.

(2)  Fair values are estimated using net present value analysis.

(3)  Fair values are equal to carrying values due to short-term nature.

Methodology and assumptions:

     Where quoted market prices are not available, the fair value is estimated by discounting the remaining contractual cash flows at market interest rates currently offered for instruments with similar terms and risks. The fair value of Accrued Interest is disclosed separately.

     For Loans and Investments in Housing Programs, the fair value is further adjusted for interest loss recovery.

     The total change in fair value for Derivative-Related Amounts during the year was $18 million (2004 -- $10 million, 2003 -- not applicable). This amount is included in Other Income.

17.  EMPLOYEE FUTURE BENEFITS

     CMHC has a defined benefit pension plan and a supplemental pension plan. CMHC also provides other post-employment benefits.

     The accrued benefit asset for the defined benefit pension plan is included in Accounts Receivable and Other Assets. The total accrued benefit liability for the supplemental pension plan and for the other post-employment benefits is included in Accounts Payable and Other Liabilities. The net benefit plan cost recognized is included in Operating Expenses.

     Total cash payments for employee future benefits were $9 million (2004 -- $14 million, 2003 -- $3 million). They include contributions by CMHC to its funded pension plan and payments for the unfunded supplemental pension plan. Also therein are disbursements for other post-employment benefits, which consist of payments to a third-party service provider on behalf of retired employees and payments made directly to employees, their beneficiaries or estates.

     Information about the employee future benefits is as follows:

                                                 Pension Plans   Other Post-employment Benefits
                                                 -------------   ------------------------------
(in millions of dollars)                          2005    2004             2005   2004
                                                 -----   -----             ----   ----
ACCRUED BENEFIT OBLIGATION
   Balance, Beginning of Year                      984     947               98    96
   Current Service Cost                             18      17                2     2
   Employees' Contributions                          5       4               --    --
   Interest Cost                                    56      57                6     6
   Benefits Paid                                   (51)    (49)              (3)   (3)
   Actuarial Loss (Gain)                           100       8               19    (3)
                                                 -----   -----             ----   ---
   Balance, End of Year                          1,112     984              122    98
                                                 -----   -----             ----   ---
FAIR VALUE OF PLAN ASSETS
   Balance, Beginning of Year                    1,042     960               --    --
   Actual Return on Plan Assets                    137     116               --    --
   Employer's Contributions                          6      11                3     3
   Employees' Contributions                          5       4               --    --
   Benefits Paid                                   (51)    (49)              (3)   (3)
                                                 -----   -----             ----   ---
   Balance, End of Year                          1,139   1,042               --    --
                                                 -----   -----             ----   ---
   Funded Status -- Plan Surplus (Deficit)          27      58             (122)  (98)
   Unamortized Net Actuarial Loss                  123     102               33    15
   Unamortized Past Service Costs                   53      61               --    --
   Unamortized Transitional Obligation (Asset)    (150)   (180)              28    31
                                                 -----   -----             ----   ---
   Accrued Benefit Asset (Liability)                53      41              (61)  (52)
                                                 =====   =====             ====   ===

     Included in pension plans are amounts in respect of an unfunded supplemental pension plan as follows:

                                Supplemental Pension Plan
                                -------------------------
(in millions of dollars)               2005   2004
                                       ----   ----
Fair Value of Plan Assets                --     --
Accrued Benefit Obligation               28     27
                                        ---    ---
Funded Status -- Plan Deficit            28     27
                                        ===    ===

     The plan assets and the accrued benefit obligation were measured for accounting purposes as at 31 December 2005. The most recent actuarial valuation for funding purposes was done 31 December 2005, and the next regularly scheduled valuation will be no later than 31 December 2008. In performing the actuarial valuations of the pension plans and the other post-employment benefits, the following assumptions were adopted:

                                                                           2005       2004
                                                                         --------   --------
ACCRUED BENEFIT OBLIGATION:
   Discount rate                                                           5.00%      5.75%
   Rate of compensation increase                                           2.50%      2.75%
BENEFIT COSTS:
   Discount rate                                                           5.75%      6.00%
   Rate of compensation increase                                           2.75%      3.00%
   Long-term rate of return on plan assets                                 5.75%      6.00%
   Average remaining service period for Pension Plans                    10 years   11 years
   Average remaining service period for Other Post-employment Benefits   13 years   13 years

     An 8.4% (2004 -- 8.8%) increase in health care costs was assumed for 2005, with 0.4% (2004 -- 0.4%) average decreases per year thereafter to an ultimate trend rate of 5.1% which is expected to be achieved by 2014.

     Sensitivity Analysis:

                                                                      Increase (Decrease) in     Increase (Decrease) in
(in millions of dollars)                                            Accrued Benefit Obligation      Net Benefit Costs
                                                                    --------------------------   ----------------------
0.5% Increase/Decrease in Discount Rate                                       (81)/88                     (2)/9
0.5% Increase/Decrease in Rate of Compensation Increase                        13/(12)                     3/(2)
0.5% Increase/Decrease in Long-Term Rate of Return on Plan Assets                  --                     (6)/6
1.00% Increase/Decrease in Health Care Cost Trend Rates                        15/(11)                     2/(1)

     CMHC's defined benefit costs recognized in the year are as follows:

                                                                                  Other
                                                                             Post-employment
                                                         Pension Plans           Benefits
                                                      ------------------   ------------------
(in millions of dollars)                              2005   2004   2003   2005   2004   2003
                                                      ----   ----   ----   ----   ----   ----
COSTS INCURRED DURING THE YEAR
Current Service Cost, Net of Employees'
   Contributions                                        18     17     15     2      2      1
Interest Cost                                           56     57     59     6      6      6
Actual Return on Plan Assets                          (137)  (116)  (132)   --     --     --
Actuarial (Gain) Loss on Accrued Benefit
   Obligation                                          100      8     44    19     (3)     9
                                                      ----   ----   ----   ---    ---    ---
Total Costs before Adjustments                          37    (34)   (14)   27      5     16
                                                      ----   ----   ----   ---    ---    ---
ADJUSTMENTS TO RECOGNIZE THE LONG-TERM
NATURE OF EMPLOYEE FUTURE BENEFITS COSTS
Difference between Expected and Actual Return
   on Plan Assets                                       78     59     75    --     --     --
Difference between Actuarial (Gain) Loss Recognized
   and Actual Actuarial (Gain) Loss on
   Accrued Benefit Obligation                         (100)    (3)   (34)  (18)     4     (9)
Amortization of Past Service Costs                       9      9      9    --     --     --
Amortization of the Transitional Obligation (Asset)    (30)   (30)   (30)    3      3      3
                                                      ----   ----   ----   ---    ---    ---
Total Adjustments                                      (43)    35     20   (15)     7     (6)
                                                      ----   ----   ----   ---    ---    ---
Net Benefit Plan Cost (Revenue) Recognized              (6)     1      6    12     12     10
                                                      ====   ====   ====   ===    ===    ===

     Information on the defined benefit pension plan assets is as follows:

                           Percentage of Fair
                                  Value
                          of Total Plan Assets
                          --------------------
Category of Plan Assets      2005     2004
-----------------------     ------   ------
Short-term Investments        1.47%    1.62%
Bonds and Debentures         20.25%   19.09%
Equities                     64.31%   65.15%
Real Return Securities        4.86%    4.91%
Real Estate                   9.11%    9.23%
                            ------   ------
Total                       100.00%  100.00%
                            ======   ======

     At 31 December 2005, fair value of plan assets included $111 million (2004 -- $94 million) of investments in CMHC related parties, of which $14 million related to CHT issued CMB (2004 -- $18 million). In 2005, there was a net charge in the amount of $4 million (2004 -- $3 million) from CMHC to the pension plans.

18.  SEGMENTED INFORMATION

     As described in Note 1, the Corporation carries out its mandate through the following activities: Insurance, Securitization, Housing Programs, Lending Activity and, as a result of AcG-15, the Corporation has consolidated the activities of Canada Housing Trust. The financial results of each activity are determined using the accounting policies described in Note 2.

     The Lending Activity includes certain Corporate items that are not allocated to each activity. The Housing Program activity includes reimbursements to the Lending Activity as described in Note 19. These reimbursements are not eliminated in the table below.

                                                                                                    Elimination of
                                                         Housing                    Canada Housing   Inter-Segment
                         Insurance    Securitization    Programs        Lending          Trust           Items           Total
(in millions of       --------------  --------------  ------------  --------------  --------------  --------------  ---------------
dollars)               2005    2004     2005  2004     2005   2004   2005    2004    2005    2004     2005  2004      2005    2004
--------------------  ------  ------    ----  ----    -----  -----  ------  ------  ------  ------    ----  ----    -------  ------
REVENUES
Income from
   NHA MBS                --      --      --   --        --     --      --      --   2,458   1,838      --    --      2,458   1,838
Interest Earned
   on Loans and
   Investments in
   Housing Programs       --      --      --   --        --     --     864     969      --      --      --    --        864     969
Investment Income        468     397      16   13        --     --      45      42     144      52     (19)  (25)       654     479
Premiums, Fees,
   Parliamentary
   Appropriations
   and Other Income    1,178   1,076      48   41     2,076  2,107      22      11      73      80     (39)  (41)     3,358   3,274
                      ------  ------     ---  ---     -----  -----  ------  ------  ------  ------    ----  ----    -------  ------
                       1,646   1,473      64   54     2,076  2,107     931   1,022   2,675   1,970     (58)  (66)     7,334   6,560
EXPENSES
Interest Expense          --      --      --   --        --     --     898     939   2,596   1,885     (19)  (25)     3,475   2,799
Operating Expenses       137     136       5    5       103    101      18      19      79      85     (39)  (41)       303     305
Housing Programs
   and Net Claims        119      51      --   --     1,973  2,006      --      --      --      --      --    --      2,092   2,057
                      ------  ------     ---  ---     -----  -----  ------  ------  ------  ------    ----  ----    -------  ------
                         256     187       5    5     2,076  2,107     916     958   2,675   1,970     (58)  (66)     5,870   5,161
Income Taxes             439     411      17   17        --     --       6      21      --      --      --    --        462     449
                      ------  ------     ---  ---     -----  -----  ------  ------  ------  ------    ----  ----    -------  ------
NET INCOME               951     875      42   32        --     --       9      43      --      --      --    --      1,002     950
                      ------  ------     ---  ---     -----  -----  ------  ------  ------  ------    ----  ----    -------  ------
ASSETS
Investment in
   NHA MBS                --      --      --   --        --     --      --      --  63,931  51,373      --    --     63,931  51,373
Direct Lending Loans      --      --      --   --        --     --   8,354   8,556      --      --      --    --      8,354   8,556
Other Loans and
   Investments in
   Housing Programs       --      --      --   --        --     --   4,816   5,113      --      --      --    --      4,816   5,113
Investments            8,741   7,707     314  262        --     --     966     630   1,672     677    (451) (639)    11,242   8,637
Other Assets           3,393   3,171      36   18        --     --   1,746   1,244   7,605   2,925     (30)  (29)    12,750   7,329
                      ------  ------     ---  ---     -----  -----  ------  ------  ------  ------    ----  ----    -------  ------
                      12,134  10,878     350  280        --     --  15,882  15,543  73,208  54,975    (481) (668)   101,093  81,008
LIABILITIES
Canada Mortgage
   Bonds                  --      --      --   --        --     --      --      --  72,526  54,468    (451) (634)    72,075  53,834
Borrowings from
   the Capital
   Markets                --      --      --   --        --     --   9,467   9,212      --      --      --    (5)     9,467   9,207
Borrowings from
   the Government
   of Canada              --      --      --   --        --     --   4,899   5,045      --      --      --    --      4,899   5,045
Unearned Premiums
   and Fees            4,548   4,227     146  128        --     --      --      --      --      --      --    --      4,694   4,355
Other Liabilities      3,523   3,539       7   (3)       --     --   1,348   1,127     682     507     (30)  (29)     5,530   5,141
                      ------  ------     ---  ---     -----  -----  ------  ------  ------  ------    ----  ----    -------  ------
                       8,071   7,766     153  125        --     --  15,714  15,384  73,208  54,975    (481) (668)    96,665  77,582
EQUITY                 4,063   3,112     197  155        --     --     168     159      --      --      --    --      4,428   3,426
                      ======  ======     ===  ===     =====  =====  ======  ======  ======  ======    ====  ====    =======  ======

19.  RELATED PARTY TRANSACTIONS

     The Corporation is related in terms of common ownership to all Government of Canada departments, agencies and Crown corporations. CMHC enters into transactions with certain of these entities in the normal course of business. All material related party transactions are either disclosed below or in relevant notes.

     CMHC receives reimbursements from the Government of Canada in the form of appropriations for the following:

     -    Payments made to support housing programs;

     - Interest rate losses resulting from certain loans containing interest rate clauses lower than the interest cost on the related borrowings;

     - Net operating losses on certain investments in housing programs and real estate properties;

     - Net default losses on certain loans and net disposal losses on certain investments in housing programs and real estate properties; and

     -    Operating costs associated with the delivery of housing programs.

     The following table summarizes these expenses.

(in millions of dollars)           2005    2004    2003
                                  -----   -----   -----
Housing Program Payments          1,916   1,904   1,860
Interest Rate Losses                 53      97      99
Net Operating Losses                  3       4      11
Net Default and Disposal Losses       1       1       2
                                  -----   -----   -----
Total Housing Program Expenses    1,973   2,006   1,972
Operating Costs                     103     101      97
                                  -----   -----   -----
Total Appropriations              2,076   2,107   2,069
                                  =====   =====   =====

     The reimbursement for interest rate losses is also included in Interest Earned on Loans and Investments in Housing Programs. Net operating, default and disposal losses are recorded as Due from the Government of Canada and Housing Program Expenses on an accrual basis. The reimbursement of operating costs is shown in the Consolidated Income Statement as Parliamentary Appropriations for Operating Expenses.

     CMHC pays Government of Canada Fees which are incurred in recognition of the Government's financial backing for the Insurance and Securitization Activities and are recorded in Other Income at the exchange amount, which is the amount agreed to by the related parties. In 2005, the fee amounted to $3 million (2004 -- $21 million, 2003 -- $29 million).

     In exchange for real estate transferred to Canada Lands Company CLC Limited in 1998 and 1999, CMHC holds notes receivable of $43 million (2004 -- $41 million) including accrued interest at 7.35% due by 2014.

20.  COMMITMENTS AND CONTINGENT LIABILITIES

     a) Commitments outstanding for Loans and Investments in Housing Programs, net of forgiveness, amounted to $66 million at 31 December 2005 (2004 -- $48 million) and are normally advanced within a two-year period.

     b) Commitments outstanding for advances to insured assisted housing projects in financial difficulty amounted to $52 million at 31 December 2005 (2004 -- $56 million) and are normally advanced within a ten-year period.

     c) Total remaining contractual financial obligations for Housing Programs extend for periods up to 34 years.

     Estimated obligations are as follows:

                                                                    2011 and
(in millions of dollars)    2006    2007    2008    2009    2010   Thereafter
                           -----   -----   -----   -----   -----   ----------
                           1,769   1,725   1,721   1,717   1,704     21,347
                           =====   =====   =====   =====   =====     ======

     d) In addition to the lines of credit disclosed in Note 7, at 31 December 2005 CMHC had a $55 million (2004 -- $40 million) letter of credit outstanding.

     e) There are legal claims of $11 million (2004 -- $14 million) against CMHC. Due to the uncertainty of the outcome of these claims, no provision for loss has been recorded.

21.  COMPARATIVE FIGURES

     Comparative figures have been reclassified to conform to the 2005 financial statement presentation.